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                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY



METROPOLITAN NETWORK CAPACITY SALE AGREEMENT ("CAPACITY SALE AGREEMENT") MADE AS OF THIS 28 DAY OF APRIL, 2000 BY AND BETWEEN MAXCOM TELECOMUNICACIONES, S.A. DE C.V., A MEXICAN SOCIEDAD ANONIMA DE CAPITAL VARIABLE HAVING ITS PRINCIPAL PLACE OF BUSINESS AT MAGDALENA 211, COLONIA DEL VALLE, 03100, MEXICO, D.F., MEXICO ("MAXCOM"), AND METRO NET, S.A. DE C.V., A MEXICAN SOCIEDAD ANONIMA DE CAPITAL VARIABLE HAVING ITS PRINCIPAL PLACE OF BUSINESS AT MICHOACAN 22-B, COLONIA CONDESA, 06110, MEXICO, D.F., MEXICO ("METRO NET"), PURSUANT TO THE FOLLOWING FACTS AND CIRCUMSTANCES:

             A. Metro Net has developed, owns and operates a fiber optic network in Mexico City, pursuant to that certain concession granted by the Mexican Ministry of Communications and Transportation, dated July 5, 1997, a copy of which, together with all of its amendments, supplements and modifications as of the date hereof, is attached hereto as Appendix 1 ("Concession"). The Metro Net network is fully described in Appendix 2, as amended prior to each Closing Date (as specifically defined herein) to reflect the construction of any additional network developed and operated by Metro Net ("DF Network");

             B. Maxcom desires to acquire from Metro Net, pursuant to the terms and conditions set forth in Article 2. hereof, the irrevocable, exclusive and unlimited right to use, for the Term, the backbone fiber optic capacity of the fiber optic strands described in Appendix 2A (such rights herein referred to in the aggregate as the "Acquired Capacity");

             C. Maxcom further desires an option to acquire from Metro Net, pursuant to the terms and conditions set forth in Article 3. hereof, the irrevocable, exclusive and unlimited right to use, for the Term, the backbone fiber optic capacity of the fiber optic strands described in Appendix 2A (such rights to acquire fiber optic capacity herein referred to in the aggregate as the "Optioned Capacity");

             D. Maxcom and Metro Net intend that from and after the acquisition of the Acquired Capacity and any Optioned Capacity by Maxcom, the DF Network relating to such capacity shall be maintained by Metro Net for the benefit of Maxcom, pursuant to the terms of the Maintenance Agreement in the form of Exhibit A hereto ("Maintenance Agreement");

             E. Maxcom and Metro Net hereby acknowledge that the irrevocable, exclusive and unlimited right to use any fiber optic capacity acquired from Metro Net shall not be construed as the purchase by Maxcom of the physical mediums of transmission or interpreted as the partial or total assignment of the Concession.

             F. The parties desire to enter into this Capacity Sale Agreement to define the terms and conditions governing their relationship in connection with the


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acquisition by Maxcom of the Acquired Capacity and the granting to Maxcom of the option to acquire the Optioned Capacity.

             NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties enter into this Capacity Sale Agreement pursuant to the following:

                                     CLAUSES

                                   ARTICLE 1.

                                   DEFINITIONS

             1.1. TERMS. Capitalized terms have the meaning first set out for such terms in the text hereof or, if no meaning is set out in the text, in Appendix 4 attached hereto, except where context requires otherwise.

             1.2. INTERPRETATION. Unless otherwise required by the context in which any term appears: the singular of a term also includes the plural, and the masculine, the feminine and neuter; references to "Articles", "Sections", "Exhibits", "Schedules", or "Appendices" are references to articles, sections, exhibits, schedules or appendices of this Capacity Sale Agreement; the titles of the Articles and Sections are a matter of convenience of reference only, and do not affect the meaning or construction of any provision of the agreement where they are use; references to a particular entity include a reference to such entity's successor and permitted assigns; the words "herein, "hereof" and "hereunder" refer to this Capacity Sale Agreement as a whole and not to any particular section or subsection; the words "include", "includes" or "including" mean "including, but not limited to"; references to an agreement shall be to such agreement as amended and supplemented or modified to the date of reference; references to any applicable Law shall be to such Law as amended, supplemented, modified or replaced from time to time; and "day" shall mean calendar day, and whenever an event is to be performed by a particular date, or a period ends on a particular date, and the date in question falls on a Saturday or Sunday, or a day when the commercial banks are not authorized to open in the jurisdiction in which the relevant performance is to occur, the event shall be performed, or the period shall end, on the next succeeding business day. The parties confirm that they have agreed to the wording of this Capacity Sale Agreement, and none of the provisions hereof shall be construed against one party on the ground that such party is the author of any part hereof.

             1.3. APPENDICES, EXHIBITS AND SCHEDULES. This Capacity Sale Agreement shall include the following Appendices, Exhibits and Schedules, each of which is made a part of this Capacity Sale Agreement by this references:

                  Appendix 1:               Concession.

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
                  Appendix 2:               Layout of DF Network (including the South Ring portion of the network).

                  Appendix 2A:              Layout and description of Maxcom' Network.

                  Appendix 3:               Maxcom's POPs.

                  Appendix 4:               Index of Definitions.

                  Disclosure Schedule:      Metro Net.

                  Disclosure Schedule:      Maxcom.

                  Exhibit A:                Maintenance Agreement.

                  Exhibit B:                Maxcom Acceptance Protocol.

                  Exhibit C:                Inter Owner Agreement

                  Exhibit D:                Amendment to the Master Services Agreement



                                   ARTICLE 2.

                             ACQUISITION OF CAPACITY

             2.1. ACQUISITION OF CAPACITY. Subject to the terms and conditions of this Capacity Sale Agreement, Maxcom agrees to acquire from Metro Net, and Metro Net agrees to sell to Maxcom, the Acquired Capacity, as follows:

             a) On the First Closing Date (as defined below), Maxcom will acquire from Metro Net and Metro Net will transfer to Maxcom (i) six (6) fiber optic strands of backbone fiber optic capacity in the DF Network ("Initial Capacity") as described in Appendix 2A, and (ii) the connections to the DF Network of the Points-of-Presence (as defined below) specifically listed in Appendix 3 hereof for connection on the First Closing (each consisting of six
(6) fiber optic strands of backbone fiber optic capacity) ("Initial Maxcom
POPs").

             b) Provided that the conditions mentioned in Section 2.8 are met on the Second Closing Date (as defined below), Maxcom will acquire from Metro Net and Metro Net will transfer to Maxcom six (6) fiber optic strands of backbone fiber optic capacity on the South Ring Mexico City Backbone route of the DF Network, as described in Appendix 2 hereof ("South Ring Mexico City Backbone Capacity").

             c) On Additional Capacity Closing Dates (as defined below), Maxcom shall have the right, but not the obligation, to acquire from time to time six
(6) fiber

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optic strands of backbone fiber optic capacity (the "Additional Capacity") on any new backbone routes to be completed by Metro Net in Mexico City on or before June 30, 2001 ("Additional DF Network"); in the understanding, however, that the Acquired Capacity shall not include any fiber optic capacity existing as of the First or Second Closing Dates (as defined below) that is not expressly part of the Initial Capacity or the South Ring Mexico City Backbone Capacity.

             2.2. USE OF THE ACQUIRED CAPACITY. Maxcom agrees to use the Acquired Capacity exclusively to carry out its business as a concessioned telecommunication services provider pursuant to all applicable laws and regulations and consistently with the Maintenance Agreement, the Inter Owner Agreement or any successor agreement thereof. Maxcom further agrees that it shall not, without the prior written authorization from Metro Net, or as otherwise provided herein,: (i) directly or indirectly, re-sell, lease or sublease the Acquired Capacity or the Optioned Capacity, except in compliance with mandatory provisions provided in applicable law; (ii) offer the Acquired Capacity or the Optioned Capacity in the form of "dark fiber" to any third party; (iii) grant or assign "irrevocable rights of usage" relating to the Acquired Capacity or the Optioned Capacity to any third party; (iv) connect the Acquired Capacity or the Optioned Capacity to end-user clients; or (v) use the Acquired Capacity or the Optioned Capacity in any manner that represents a breach of this Agreement. Maxcom and Metro Net also agree that Maxcom shall use the Acquired Capacity and any Optioned Capacity exclusively to connect Maxcom's Points-of-Presence ("POPs") and switches; in the understanding that the switches of other carriers may only be connected to the Acquired Capacity and any Optioned Capacity if they meet the criteria to become a Maxcom POP. For the purposes of this Capacity Sale Agreement, a Point-of-Presence shall be defined as any location or site in which Maxcom aggregates substantial traffic from two or more customers as evidenced by Maxcom-owned traffic concentration equipment (including radios, antennas and other equipment used to concentrate traffic collected by Maxcom) installed at such site. If Metro Net so requests, Maxcom shall furnish Metro Net with any information necessary to confirm that such location meets the criteria to be a Maxcom POP. A list of Maxcom's Initial POPs and a preliminary list of Maxcom's future POPs ("Maxcom's Designated POPs") is included in Appendix 3.

             Nothing provided herein shall be interpreted as a limitation for Maxcom to carry out its business as a concessioned telecommunication services provider pursuant to all applicable laws and regulations.

             2.3. RIGHT TO ALLOCATE FIBERS. Metro Net reserves the right to allocate specific fiber optic strands to Maxcom in connection with the Acquired Capacity, provided that Metro Net will ensure that all fiber optic strands of the Acquired Capacity are included in a single tube throughout the corresponding sections of the DF Network that contain the Acquired Capacity. The allocation of fiber optic strands shall be made prior to each Closing Date, as applicable.

             2.4. NON-ASSUMPTION OF LIABILITIES. Except to the extent expressly provided herein and in the Maintenance Agreement, the acquisition by Maxcom of the

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Acquired Capacity does not impose on Maxcom any obligations or liabilities as they relate to the DF Network, including but not limited to any obligations or liabilities for the payment of Taxes, right-of-way fees, duties or obligations or liabilities assumed or incurred by Metro Net in the development, construction, ownership, operation, exploitation or commercialization of the DF Network.

             2.5. PURCHASE PRICE. The purchase price for the Acquired Capacity ("Purchase Price") shall be US$6,750.00 (Six Thousand Seven Hundred and Fifty US Dollars) per kilometer of fiber optic strand, plus value added tax, payable in cash on the corresponding Closing Date by wire transfer or delivery of immediately available funds, except that 15% (fifteen percent) of the Purchase Price shall be withheld by Maxcom until the date on which the minor deficiencies contained in the minor deficiencies list ("Punch List") for the corresponding Closing Date are fully completed to Maxcom's satisfaction.

             2.6. ACQUIRED CAPACITY CLOSINGS. The closings of the acquisition by Maxcom of the Acquired Capacity as contemplated by this Article 2. shall take place as follows:

             a) The closing for the acquisition of the Initial Capacity and Initial Maxcom's POPs ("First Closing") shall take place at a location to be mutually agreed by the parties commencing at 10:00 a.m. local time on the day following the satisfaction or written waiver of all conditions to the obligations of the parties to consummate the First Closing as contemplated by this Article 2 (other than conditions with respect to actions the respective parties will take at the First Closing), but in any event no later than May 30, 2000, or such other date as the parties may mutually determine ("First Closing Date");

             b) The closing for the acquisition of the South Ring Mexico City Backbone Capacity ("Second Closing") shall take place at a location to be mutually agreed by the parties commencing at 10:00 a.m. local time on the day following the satisfaction or written waiver of all conditions to the obligations of the parties to consummate the Second Closing as contemplated by this Article 2. (other than conditions with respect to actions the respective parties will take at the Second Closing), but in any event no later than November 15, 2000 (and, in any case, within 30 (thirty) days following the date Metro Net notifies Maxcom that the South Ring Mexico City Backbone is complete), or such other date as the parties may mutually determine ("Second Closing Date");

             c) Additional closings may take place in connection with the acquisition of the Additional Capacity on the dates and at locations to be mutually agreed by the parties (each an "Additional Capacity Closing"). Additional Capacity Closings may occur when enough route kilometers of Additional Capacity are available for delivery; in the understanding, however, that Metro Net shall have the obligation to offer to Maxcom the Additional Capacity until June 30, 2001 and that no Additional Capacity Closing shall take place later than September 28, 2001 (each an "Additional Capacity Closing Date"). Metro Net shall fulfil its obligation to offer the

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Additional Capacity no later than (i) 60 (sixty) days after Metro Net completes the construction of any new backbone routes conforming the Additional DF Network, or (ii) June 30, 2001, whichever occurs first. Maxcom shall have 30 (thirty) days from the date upon which it is notified in writing of the completion of any new backbone routes comprising the Additional DF Network to accept in writing Metro Net's offer of such Additional Capacity, and the corresponding Additional Capacity Closing Date shall occur within 60 (sixty) days of the date of Metro Net's notice relating to such Additional Capacity.

             2.7. DELIVERIES AT CLOSING. As appropriate, at each of the First, Second and Additional Capacity Closings:

             a) Metro Net will deliver to Maxcom the various certificates, instruments, and documents referred to in Section 2.8.1. below;

             b) Maxcom will deliver to Metro Net the various certificates, instruments, and documents referred to in Section 2.8.2. below; and

             c) Maxcom will deliver to Metro Net, in cash by irrevocable wire transfer or delivery of other immediately available funds, the Purchase Price specified in Section 2.5. above (less the 15% (fifteen percent) mentioned therein) that corresponds to the acquisition of the Initial Capacity (which includes the Initial Maxcom POPs), the South Ring Mexico City Backbone Capacity or the Additional Capacity; in the understanding that on the First Closing Maxcom shall pay to Metro Net the amount specified in Section 9.10. to compensate Metro Net for transaction costs, provided that such amount shall be reimbursed to Maxcom if the condition precedent referred to in Section 2.10.2 is not fulfilled or waived and, therefore, this Capacity Sale Agreement ceases to exist. Metro Net shall provide Maxcom wire transfer instruction with at least 2
(two) business day prior notice.

             2.8. CONDITIONS TO OBLIGATION TO CLOSE.

             2.8.1.CONDITIONS TO OBLIGATION OF MAXCOM. The obligation of Maxcom to consummate the transactions to be performed by it in connection with each of the First, Second and Additional Capacity Closings is subject to satisfaction of the following conditions:

             a) the representations and warranties set forth in Section 4.1. below shall be true and correct in all material respects with respect to Metro Net and the Acquired Capacity as of the corresponding Closing Date and Maxcom shall have reasonably confirmed such compliance to its satisfaction;

             b) Metro Net shall have performed and complied with all of its covenants hereunder (including but not limited to those provided in Article 5.) in all material respects through the corresponding Closing Date and Maxcom shall have reasonably confirmed such compliance to its satisfaction, in the understanding that Maxcom shall have the right to request the information and documentation to

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corroborate that (i) Metro Net has all Government Approvals as of each Closing and (ii) there are no rights in favor of third parties regarding goods and materials (including dark fiber) used by Metro Net to develop and construct Maxcom's Network;

             c) Maxcom shall have reasonably confirmed to its satisfaction through prior verification, that the Acquired Capacity being delivered by Metro Net complies with Maxcom's Acceptance Protocol; in the understanding that the corresponding Closing may take place even if there are some minor deficiencies as of such Closing Date to be listed in the corresponding Punch List;

             d) no action, suit, or proceeding shall be pending or threatened against Metro Net before any Government Authority wherein an unfavorable injunction, judgment, order, decree, ruling, charge or award would (i) prevent perfection or consummation of any of the transactions contemplated by this Capacity Sale Agreement, (ii) cause any of the transactions contemplated by this Capacity Sale Agreement to be rescinded following perfection or consummation,
(iii) affect adversely the right of Maxcom to own, use and control the Acquired Capacity or the Optioned Capacity, and no such injunction, judgment, order, decree, ruling, charge or award shall be in effect;

             e) in the case of the First Closing, the parties shall have entered into the Inter Owner Agreement;

             f) the parties shall have entered into the Maintenance Agreement or, in the case of the Second Closing and any Additional Capacity Closings, amended the Maintenance Agreement, including any and all relevant annexes, appendices and exhibits thereto, to incorporate the South Ring Mexico City Backbone Capacity or the Additional Capacity, as applicable;

             g) the parties shall have amended Appendix 2 to provide an accurate and detailed description of the DF Network corresponding to Appendix 2A;

             h) in the case of the First Closing, the parties shall have amended in an appropriate manner the Master Services Agreement;

             i) all other actions to be taken by Metro Net, and all other certificates, instruments, and other documents required to effect the transactions contemplated hereby with respect to the sale of the Acquired Capacity have occurred and been delivered in form and substance satisfactory to Maxcom; and

             j) Metro Net shall have delivered to Maxcom a certificate to the effect that each of the conditions specified in this Section 2.8.1. is satisfied in all respects.

             2.8.2. CONDITIONS TO OBLIGATION OF METRO NET. The obligation of Metro Net to consummate the transactions to be performed by it in connection with each of the First, Second and Additional Capacity Closings is subject to satisfaction of the following conditions:

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             a) the representations and warranties set forth in Section 4.2.
below shall be true and correct in all material respects with respect to the Acquired Capacity as of the corresponding Closing Date; and Metro Net shall have reasonably confirmed such compliance to its satisfaction;

             b) in the case of the First Closing, the parties shall have entered into the Inter Owner Agreement;

             c) the parties shall have entered into the Maintenance Agreement or, in the case of the Second Closing and any Additional Capacity Closings, amended the Maintenance Agreement, including any and all relevant annexes, appendices and exhibits thereto, to incorporate the South Ring Mexico City Backbone Capacity or the Additional Capacity, as applicable;

             d) the parties shall have amended Appendix 2 to provide an accurate and detailed description of the DF Network corresponding to Appendix 2A;

             e) in the case of the First Closing, the parties shall have amended in an appropriate manner the Master Services Agreement;

             f) in the case of the First Closing, all other actions to be taken by Maxcom, and all other certificates, instruments, and other documents required to effect the transactions contemplated hereby with respect to the sale of the Acquired Capacity have occurred and been delivered in form and substance satisfactory to Metro Net; and

             g) Maxcom shall have delivered to Metro Net a certificate to the effect that each of the conditions specified in this Section 2.8.2. is satisfied in all respects.

             2.9. CONNECTION OF THE ACQUIRED CAPACITY TO MAXCOM'S POPS. Metro Net agrees that it will, at Maxcom's written request, connect with a dual connection the Acquired Capacity and any Optioned Capacity to Maxcom's Designated POPs, including those listed in Appendix 3 hereto and switches at a price of US$20,000.00 (Twenty Thousand US Dollars) per POP, minus any installation costs previously invoiced by Metro Net to Maxcom for such location (any such POP, a "Future POP"). The connection price shall not apply to the Initial Maxcom POPs which shall be connected by Metro Net as part of the First Closing and without additional consideration.

             In the case of the Initial Maxcom POPs (other than Maxcom's Magdalena switch), a connection price of US$12,000.00 (Twelve Thousand US Dollars) shall also apply if Maxcom requests a second connection to the Acquired Capacity, and it is further agreed that any such second connection may be completed after the First Closing. Metro Net will provide a second connection to Maxcom's Magdalena switch to the Acquired Capacity at no charge to Maxcom, provided that Maxcom shall be responsible for obtaining all permits and permissions related to such second connection. If any Initial Maxcom POP does not require a second connection

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to the Acquired Capacity, Metro Net shall make available a connection for that
POP to the Acquired Capacity using the existing access at no additional cost to Maxcom.

             The indicative pricing above shall include project management and supervision of a connection consisting of a dual connection to a new POP located within 100 (one hundred) meters of the Acquired Capacity. Pricing does not include costs of any Government Approval or additional external fiber, poles or civil works that may be required, in which case Maxcom shall be responsible for said additional costs.

             Terms and conditions for connection to POPs more than 100 (one hundred) meters from the Acquired Capacity will be mutually agreed upon, although Metro Net shall not be obligated to make any connection greater than 100 (one hundred) meters. Should Metro Net and Maxcom not agree upon the terms of connection for any POP that is more than 100 (one hundred) meters from the Acquired Capacity, Maxcom may build such connection on its own, complying at all times with industry standards, and provided that the connection of any such new network construction by Maxcom to the Acquired Capacity shall be made by Metro Net and that said connection is technically feasible and does not affect the DF Network.

             2.10. CONDITIONS PRECEDENT.

             2.10.1. CONDITION PRECEDENT RELATED TO THE INITIAL CAPACITY. If the First Closing Date does not occur on or before June 30, 2000 for reasons reasonably imputable to Metro Net or its contractors, this Capacity Sale Agreement shall cease to exist due to the non-compliance of this condition precedent required for its validity and enforceability. In such case, Metro Net shall pay to Maxcom a compensation fee (as liquidated damages) of US$800,000.00 (Eight Hundred Thousand US Dollars) no later than 30 (thirty) business days after written notification is delivered by Maxcom to Metro Net. In such case, Maxcom's obligation to acquire the South Ring Mexico City Backbone Capacity, as well as its right to acquire the Additional Capacity, shall also cease to exist.

             If, for reasons that are not reasonably imputable to Metro Net or its contractors the First Closing does not occur on or before such date, Maxcom and Metro Net will negotiate in good faith a reasonable additional time for such First Closing to occur and, if appropriate, compensation for Maxcom.

             The parties agree and acknowledge that the acquisition of the Initial Capacity is subject to and conditioned upon the occurrence of the Second Closing, therefore to the delivery of the South Ring Mexico City Backbone Capacity pursuant to the terms and conditions of this Article 2.

             2.10.2. CONDITION PRECEDENT RELATED TO THE SOUTH RING MEXICO CITY BACKBONE CAPACITY. Maxcom's obligations under this Capacity Sale Agreement are conditioned to the occurrence of the Second Closing on or before November 30, 2000,

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therefore to the delivery by Metro Net of the South Ring Mexico City Backbone
Capacity, in the understanding that Maxcom has the right to waive such condition. If, for reasons reasonably imputable to Metro Net or its contractors, the Second Closing has not taken place by November 30, 2000, Metro Net will return to Maxcom, upon Maxcom's request, any payments made under this Capacity Sale Agreement, with interest at 16% (sixteen percent) per annum, no later than 30 (thirty) business days after written request is delivered by Maxcom to Metro Net. Maxcom will relinquish all claims and rights with respect to the Initial Capacity upon receiving the above mentioned amount.



                                   ARTICLE 3.

                  OPTION TO PURCHASE ADDITIONAL FIBER CAPACITY

             3.1. GRANT OF OPTION. Subject to the terms and conditions of this Capacity Sale Agreement, Metro Net hereby grants to Maxcom the option to acquire all or any portion of the Optioned Capacity (each an "Option" and jointly the "Options"). The Optioned Capacity is comprised as follows:

             a) in conjunction with the First Closing Date, Metro Net will grant to Maxcom an Option allowing Maxcom to acquire the capacity of up to six additional fiber optic strands of backbone fiber optic capacity in the DF Network existing as of the First Closing Date ("Initial Capacity Option");

             b) in conjunction with the Second Closing Date, Metro Net will grant to Maxcom an Option allowing Maxcom to acquire the capacity of up to six additional fiber optic strands of backbone fiber optic capacity in the South Ring Mexico City Backbone ("South Ring Mexico City Backbone Capacity Option"); and

             c) in conjunction with any Additional Capacity Closing Date, Metro Net will grant to Maxcom an Option allowing Maxcom to acquire the capacity of up to six additional fiber optic strands of backbone fiber optic capacity in the Additional DF Network ("Additional Capacity Option").

             3.2. CONDITIONS TO THE OPTION. The exercise of the Initial Capacity Option, the South Ring Mexico City Backbone Capacity Option and any Additional Capacity Option shall be subject to these conditions:

             a) Maxcom may exercise the corresponding Option only to acquire the capacity of either 2, 4 or 6 additional fiber strands with respect to the corresponding Acquired Capacity on any Closing Date;

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             b) Maxcom may only exercise each Option once with respect to the corresponding Acquired Capacity on any Closing Date;

             c) the exercise of each Option shall apply to the entirety of the route distance of the corresponding Acquired Capacity on any Closing Date; and

             d) Maxcom agrees to use the Optioned Capacity in accordance with the provisions of Section 2.2. hereof.

             3.3. NON-ASSUMPTION OF LIABILITIES. Except to the extent expressly provided herein and in the Maintenance Agreement, the acquisition by Maxcom of the Optioned Capacity does not impose on Maxcom any obligations or liabilities as they relate to the DF Network, including but not limited any obligations or liabilities for the payment of Taxes, right-of-way fees, duties or obligations or liabilities assumed or incurred by Metro Net in the development, construction, ownership, operation, exploitation or commercialization of the DF Network.

             3.4. OPTION PERIOD. The term of each Option commences on the Closing Date corresponding to the Acquired Capacity related with such Option and shall remain in effect until and through the first anniversary of such Closing Date ("Option Period").

             3.5. ELECTION. Maxcom may elect to exercise the corresponding Option at any time during the applicable Option Period by delivery of a written notice to Metro Net. As promptly or practicable after receipt of a given notice, but in any case within 90 (ninety) days after receipt, Metro Net shall cause the closing (each such closing date, an "Optioned Capacity Closing Date") for the acquisition by Maxcom of the portion of the Optioned Capacity to which the relevant notice refers to occur as contemplated by this Article 3. ("Optioned Capacity Closing"), provided that the conditions set out in Section 3.9.2. below have been satisfied.

             3.6. OPTION EXERCISE PRICE. The purchase price for each portion of the Optioned Capacity shall be US$6,750.00 (Six Thousand Seven Hundred and Fifty US Dollars) per kilometer of fiber optic strand, plus any amounts corresponding to the applicable value added tax, payable in cash on the corresponding Optioned Capacity Closing Date by wire transfer or delivery of immediately available funds ("Option Exercise Price"), except that 15% (fifteen percent) of the Purchase Price shall be withheld by Maxcom until the minor deficiencies listed in the Punch List for the corresponding Optioned Capacity Closing are fully completed to Maxcom's satisfaction.

             3.7. OPTIONED CAPACITY CLOSINGS. Each Optioned Capacity Closing shall take place at a location to be mutually agreed by the parties commencing at 10:00 A.M. local time on the day following the satisfaction or written waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Article 3. with respect to the portion of the Optioned Capacity to be acquired (other than conditions with respect to actions the respective parties will

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take at the corresponding Optioned Capacity Closing) or such other date as the parties may mutually determine.

             3.8. DELIVERIES AT THE OPTIONED CAPACITY CLOSINGS. At each Optioned Capacity Closing with respect to any portion of the Optioned Capacity:

             a) Metro Net will deliver to Maxcom the various certificates, instruments, and documents referred to in Section 3.9.1 below;

             b) Maxcom will deliver to Metro Net the various certificates, instruments, and documents referred to in Section 3.9.2 below;

             c) Maxcom will deliver to Metro Net the sum of the Option Exercise Price corresponding to the Initial Option, the South Ring Mexico City Backbone Capacity Option or any Additional Option, as applicable, plus any applicable value added tax.



             3.9. CONDITIONS TO OBLIGATION TO CLOSE AN OPTION.

             3.9.1. CONDITIONS TO OBLIGATION OF MAXCOM. The obligation of Maxcom to consummate the transactions to be performed by it in connection with any Optioned Capacity Closing is subject to satisfaction of the following conditions:

             a) the representations and warranties set forth in Section 4.1. below shall be true and correct in all material respects as of such Optioned Capacity Closing Date and Maxcom shall have reasonably confirmed such compliance to its satisfaction;

             b) Metro Net shall have performed and complied with all of its covenants hereunder (including but not limited to those provided in Article 5.) in all material respects through the Optioned Capacity Closing Date and Maxcom shall have reasonably confirmed such compliance to its satisfaction;

             c) Maxcom shall have reasonably confirmed at its satisfaction through prior verification that the Optioned Capacity being delivered by Metro Net at the corresponding Optioned Capacity Closing Date complies with Maxcom's Acceptance Protocol; in the understanding that the corresponding Optioned Capacity Closing may take place even if there are some minor deficiencies as of such Closing Date to be listed in the corresponding Punch List ;

             d) no action, suit, or proceeding shall be pending or threatened against Metro Net before any Government Authority wherein an unfavorable injunction, judgment, order, decree, ruling, charge or award would (i) prevent perfection or consummation of any of the transactions contemplated by this Capacity Sale Agreement, (ii) cause any of the transactions contemplated by this Capacity Sale Agreement to be rescinded following perfection or consummation,
(iii) affect
adversely the right of Maxcom to own, use and control the Acquired Capacity or the Optioned Capacity, and no such injunction, judgment, order, decree, ruling, charge or award shall be in effect;

             e) the parties shall have amended the Maintenance Agreement, including any and all relevant annexes, appendices and exhibits thereto, to incorporate the relevant portion of the Optioned Capacity;

             f) all other actions to be taken by Metro Net, and all other certificates, instruments, and other documents required to effect the transactions contemplated hereby with respect to the sale of the relevant portion of the Optioned Capacity have occurred and been delivered in form and substance satisfactory to Maxcom; and

             g) Metro Net shall have delivered to Maxcom a certificate to the effect that each of the conditions specified in this Section 3.9.1. is satisfied in all respects.

             3.9.2. CONDITIONS TO OBLIGATION OF METRO NET. The obligation of Metro Net to consummate the transactions to be performed by it in connection with any Optioned Capacity Closing is subject to satisfaction of the following conditions:

             a) the representations and warranties set forth in Section 4.2. below shall be true and correct in all material respects as of such Optioned Capacity Closing Date and Metro Net shall have reasonably confirmed such compliance to its satisfaction;

             b) the parties shall have amended the Maintenance Agreement to incorporate the relevant portion of the Optioned Capacity;

             c) all actions to be taken by Maxcom, as appropriate, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby with respect to the relevant portion of the Optioned Capacity have occurred and been delivered in form and substance reasonably satisfactory to Metro Net; and

             d) Maxcom shall have delivered to Metro Net a certificate to the effect that each of the conditions specified in this Section 3.9.2. is satisfied in all respects.

             3.10. RIGHT TO ALLOCATE FIBERS. Metro Net reserves the right to allocate specific fiber optic strands to Maxcom in connection with the Optioned Capacity. In this regard, Metro Net will ensure that all fiber optic strands of the Optioned Capacity are included in a single tube throughout the corresponding section of the DF Network that contain the Optioned Capacity. The allocation of the fiber optic strands shall be made prior to each Optioned Capacity Closing Date.

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES

             4.1. REPRESENTATIONS AND WARRANTIES OF METRO NET. Metro Net represents and warrants to Maxcom that the statements contained in this Section
4.1 are correct and complete as of the date of this Capacity Sale Agreement ("Effective Date"), the First Closing Date, the Second Closing Date, any Additional Capacity Closing Date, and any Optioned Capacity Closing Date (as though made then and as though the First Closing Date, the Second Closing Date, any Additional Capacity Closing Date, and any Optioned Capacity Closing Date were substituted for the Effective Date throughout this Section 4.1), except as set forth in the disclosure schedule accompanying this Capacity Sale Agreement and initialed by the parties ("Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.1.

             4.1.1. ORGANIZATION OF METRO NET. Metro Net is a sociedad anonima de capital variable organized and validly existing under the Laws of Mexico.

             4.1.2. AUTHORIZATION OF TRANSACTION. Metro Net has full power and authority (including full corporate power and authority) to execute and deliver this Capacity Sale Agreement and to perform its obligations hereunder. This Capacity Sale Agreement constitutes the valid and legally binding obligations of Metro Net, enforceable in accordance with its terms and conditions.

             4.1.3. NON-CONTRAVENTION. Neither the execution and the delivery of this Capacity Sale Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which Metro Net is subject or any provision of the charter and by-laws of Metro Net, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract lease, license, instrument, or other arrangement to which Metro Net is a party or by which it is bound or to which any of its assets is subject.

             4.1.4. BROKER'S FEES. Metro Net has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Capacity Sale Agreement for which Maxcom could become obligated.

             4.1.5. LEGAL COMPLIANCE. Metro Net has complied with all applicable material Laws, including but not limited to environmental laws, and the terms of each Government Approval obtained to date, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure as to comply with applicable material Laws or the terms of any Government Approval or attempting to revoke or modify any Government Approval.

             4.1.6. CONCESSION COMPLIANCE. Metro Net has complied with and is in full compliance with all the provisions, conditions and restrictions provided for in the Concession and the legal provisions governing the Concession, and is not aware of any action, investigation or complaint by the Comision Federal de Telecomunicaciones or by the Secretaria de Comunicaciones y Transportes.

             4.1.7. LABOR OBLIGATIONS COMPLIANCE. Metro Net has complied with all applicable labor and social security laws and regulations.

             4.1.8. RIGHTS TO DF NETWORK. Except as specified in Section 4.1.8 of the Disclosure Schedule:

             a) Metro Net has good, marketable and free and clear title to the DF Network, free of encumbrances or liens, except for installments of special assessments not yet delinquent and recorded easements as described in the Disclosure Schedule, covenants, and other restrictions also described in the Disclosure Schedule which do not impair the current and future use or value of the DF Network;

             b) there are no pending or, to the knowledge of any of Metro Net's directors and officers, threatened condemnation proceeding, lawsuits, or administrative actions relating to the DF Network or other matters affecting the current use of value thereof;

             c) Metro Net has received all Government Approvals, including those required by the environmental law provisions, required in connection with or for the development, construction, ownership, operation, exploitation and commercialization of the DF Network and all such Government Approvals are in full force and effect and Metro Net is in full compliance therewith;

             d) except for this Capacity Sale Agreement, there are no leases, subleases, licenses, concessions, rights of use, usufruct or other agreements, granting to any party or parties the right of use, possession, enjoyment or control of any portion of the Acquired Capacity or the Optioned Capacity, nor is there any agreement that would prevent or interfere with Metro Net's full and punctual performance of all of its obligations under this Capacity Sale Agreement;

             e) there are no outstanding options or rights of first refusal to purchase any of the Acquired Capacity or the Optioned Capacity;

             f) there are no parties other than Metro Net in possession or control of the Acquired Capacity and the Optioned Capacity.

             g) all material rights of way, either granted by Government Authorities or by private parties, have been obtained, are in full force and effect or have been duly requested;

             h) all recordations, registrations or filings required to be made in accordance with applicable law or the Concession before the Comision Federal de Telecomunicaciones or the Secretaria de Comunicaciones y Transportes, have been made;

             i) the goods and materials, including but not limited to the dark fiber, used by Metro Net to develop and construct the DF Network have been paid in full and there are no rights in favor of third parties regarding such goods, materials and dark fiber; and

             j) there are no material payments pending to be made in favor of third parties regarding the development and construction of the DF Network.

             4.2. REPRESENTATIONS AND WARRANTIES OF MAXCOM. Maxcom represents and warrants to Metro Net that the statements contained in this Section 4.2. are correct and complete as of the Effective Date, the First Closing Date, the Second Closing Date, any Additional Capacity Closing Date, and any Optioned Capacity Closing Date (as though made then and as though the First Closing Date, the Second Closing Date, any Additional Capacity Closing Dates, and any Optioned Capacity Closing Date were substituted for the Effective Date throughout this
Section 4.2.), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.2.

             4.2.1. ORGANIZATION OF MAXCOM. Maxcom is a sociedad anonima de capital variable organized and validly existing under the Laws of Mexico.

             4.2.2. AUTHORIZATION OF TRANSACTION. Maxcom has full power and authority (including full corporate power and authority) to execute and deliver this Capacity Sale Agreement and to perform its obligations hereunder. This Capacity Sale Agreement constitutes the valid and legally binding obligation of Maxcom, enforceable in accordance with its terms and conditions.

             4.2.3. NON-CONTRAVENTION. Neither the execution and delivery of this Capacity Sale Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any Law to which Maxcom is subject, any provision of its charter or bylaws, or any of its Government Approvals, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract lease, license, instrument, or other arrangement to which Maxcom is a party or by which it is bound or to which any of its assets is subject.

             4.2.4. FINANCIAL WHEREWITHAL. Maxcom has the financial resources to pay the Purchase Price corresponding to any portion of the Acquired Capacity or the Optioned Capacity, if any, at the time of each Closing.

             4.2.5. GOVERNMENT APPROVALS. Maxcom has received all Government Approvals required to operate in Mexico as an authorized telecommunications service provider and to provide the services to be rendered through the Acquired Capacity and the Optioned Capacity. Maxcom expressly agrees and acknowledges that Metro Net shall not be responsible, in any manner whatsoever, for the procurement of any

Government Approvals required by Maxcom for the proper use of the Acquired Capacity or the Optioned Capacity.

             4.2.6. BROKER'S FEES. Maxcom has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Capacity Sale Agreement for which Metro Net could become obligated.

             4.2.7. LEGAL COMPLIANCE. Maxcom has complied with all applicable material Laws and the terms of each Government Approval obtained to date.

                                   ARTICLE 5.

                              COVENANT OF METRO NET

             Metro Net covenants and agrees to take all steps necessary to maintain in full force and effect the Concession throughout the Term and guarantee Maxcom's rights to use the Acquired Capacity and any Optioned Capacity pursuant to the terms of this Capacity Sale Agreement.

                                   ARTICLE 6.

                                 INDEMNIFICATION

             6.1. INDEMNIFICATION.

             6.1.1. BY METRO NET. Metro Net shall protect, indemnify and hold harmless Maxcom and its Affiliates and Associates against and from any cost, expense, damage, liability or loss, including reasonable attorneys' and consultants' fees ("Indemnifiable Cost") arising out of any injury, bodily or otherwise, to, or death of, persons, or for damage to, or destruction of, property belonging to or leased by Maxcom, Metro Net, or others (each a "Claim"), resulting from or attributable to the fault or the Negligence or Misconduct of Metro Net, its Affiliates or Associates or resulting from, arising out of, or in any way connected with the performance of Metro Net's obligations under this Capacity Sale Agreement or the operation of the DF Network (excluding the Acquired Capacity or the Optioned Capacity as to which the Option is exercised); excepting only any Indemnifiable Cost arising out of the fault, Negligence or Misconduct of Maxcom or its Affiliates or Associates.

             6.1.2. BY MAXCOM. Maxcom shall protect, indemnify and hold harmless Metro Net and its Affiliates and Associates against and from any Indemnifiable Cost arising out of any injury, bodily or otherwise, to, or death of, persons, or for damage to, or destruction of, property belonging to or leased by Maxcom, Metro Net, or others (each a "Claim"), resulting from or attributable to the fault or the Negligence or Misconduct of Maxcom, its Affiliates or Associates or resulting from, arising out of, or in any way connected with the performance of Maxcom's obligations under this Capacity Sale Agreement, the operation of the Acquired Capacity or the Optioned Capacity, if any, or the rescission of this Capacity

Sale Agreement under its terms, excepting only any Indemnifiable Cost arising out of the fault, Negligence or Misconduct of Metro Net, its Affiliates or Associates.

             6.1.3. BY MAXCOM AND METRO NET. If, due to the joint, concurring, comparative or contributory fault, Negligence or Misconduct of the parties, either party incurs any Indemnifiable Cost arising out of any loss, damage, injury or liability of any kind or nature (each a "Claim"), such Indemnifiable Cost shall be allocated between Metro Net and Maxcom in proportion to their respective degrees of fault, Negligence, or Misconduct contributing to such Claim.

             6.2. EMPLOYEES. Neither party nor its Affiliates or Associates shall be deemed an employee of the other party. Neither party shall bring any claim against the other party or its Affiliates or Associates with respect to any liability for compensation under any applicable workmen's compensation Law.

             6.3. NOTICE AND PARTICIPATION. If any party entitled to indemnification hereunder (the "Indemnified Party") intends to seek indemnification under this Article from any other party (the "Indemnifying Party") with respect to any action or Claim, the Indemnified Party shall give the Indemnifying Party notice of such Claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible Claim or of the commencement of such Claim or action, which notice shall in no event be later than the lesser of (i) fifteen (15) days prior to the last day for responding to such Claim or action or (ii) one half of the period allowed for responding to such Claim or action. The Indemnifying Party shall have no liability under this Article 6. for any Claim or action for which such notice is not provided, to the extent that the failure to give such notice prejudices the Indemnifying Party.

             6.4. NET AMOUNT. In the event that an Indemnifying Party is obligated to indemnify and hold any Indemnified Party harmless under this
Article 6., the amount owing to the Indemnified Party shall be the amount of such Indemnified Party's actual out-of-pocket Indemnifiable Cost, net of any insurance or other recovery actually received by the Indemnified Party.

             6.5. ASSERTION OF CLAIMS. No Claims of any kind shall be asserted against any party, its Affiliates or Associates, whether arising out of contract, tort (including Negligence), strict liability, or any other cause of or form of action, unless it is filed in a court of competent jurisdiction, or a demand for arbitration is made, within the applicable statute of limitations period for such Claim.

             6.6. SURVIVAL OF OBLIGATION. The duty to indemnify under this
Article 6. shall continue in full force and effect notwithstanding the expiration or termination of this Capacity Sale Agreement, with respect to any Indemnifiable Cost arising out of an event or condition which occurred prior to such termination.

                                   ARTICLE 7.

                               DISPUTE RESOLUTION

             7.1. DISPUTE RESOLUTION BY MANAGEMENT.

             7.1.1 The parties shall attempt in good faith to resolve or curb any matter or dispute or difference of whatever nature howsoever arising under, out of, or in connection with this Capacity Sale Agreement (a "Dispute") by mutual agreement in accordance with this Article 7. before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), regardless of whether this Article 7. is referenced in the provision of this Capacity Sale Agreement that is the basis for any such Dispute

             7.1.2. Any party wishing to resolve or cure a Dispute may give notice thereof to the other party. Within 5 (five) days of receipt of such notice, the parties' representatives shall meet to discuss the Dispute and attempt in good faith and using their best endeavors at all times to resolve the Dispute and produce written terms of settlement.

             7.1.3 If within 15 (fifteen) days of receipt of the notice referred to in Section 7.1.2. above, the parties' representatives are unable to resolve or cure such Dispute, the Dispute shall be referred to senior officers of the parties for resolution or cure. Such senior officers shall meet to discuss the Dispute and attempt in good faith and using their best endeavors at all times to resolve the Dispute and produce written terms of settlement.

             7.1.4 If the Dispute is not resolved as evidenced by the signing of the written terms of settlement within 30 (thirty) days of receipt of the notice referred to in Section 7.1.2. above, or such longer period as may be mutually agreed by the parties, the provisions of Section 7.2. shall apply and shall provide the exclusive forum for resolving a Dispute, provided, however, that nothing contained in this Article 7. shall be construed as preventing a party from seeking preventive judicial measures or relief before a court of competent jurisdiction.

             7.2. ARBITRATION.

             7.2.1. Where any Dispute is not resolved as provided for in Section 7.1., then the Dispute shall be resolved by an arbitration tribunal (the "Tribunal") in accordance with this Section 7.2.

             7.2.2. The arbitration shall be conducted in accordance with the arbitration rules of the Rules of Arbitration of the Arbitration Center of Mexico ("CAM") as in force at the time such arbitration is commenced (the "CAM Arbitration Rules").

             7.2.3. The place of arbitration shall be Mexico City, Mexico, or any other place mutually agreed to by the parties to the Dispute and the arbitration proceedings shall be conducted in the English language.

             7.2.4. The award rendered shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the Tribunal's decision and shall apportion the costs of the arbitration.

             7.2.5. The award rendered in any arbitration commenced hereunder shall be final and binding, and the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. In addition, the parties agree that no party shall have any right to commence or maintain any legal action or proceeding concerning a Dispute until the Dispute has been determined in accordance with the arbitration procedure provided for herein and then only to enforce or facilitate the execution of the award rendered in such arbitration. The parties hereto hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

             7.2.6. Any arbitration award hereunder shall be payable in Dollars with interest pendente lite and thereafter until actual payment.

             7.3. CONTINUED PERFORMANCE. During the conduct of dispute resolution procedures pursuant to this Article 7., (i) the parties shall continue to perform their respective obligation under this Capacity Sale Agreement, and (ii) no party shall exercise any other remedies hereunder arising by virtue of the matters in dispute.

                                   ARTICLE 8.

                                EVENTS OF DEFAULT

       The happening of an event which is deemed to be an event of default within the meaning of Sections 8.1 or 8.2 (each an "Event of Default")shall give rise to the right in the non-defaulting party to exercise remedies pursuant to
Section 8.3.



       8.1    DEFAULT BY MAXCOM.

       If Maxcom

       (i) fails to make payments in accordance with Article 2. relating to the Acquired Capacity or Article 3. relating to any Optioned Capacity, or

       (ii) makes use of the Acquired Capacity or the Optioned Capacity in any manner other than as agreed to under this Capacity Sale Agreement,

       then Metro Net may notify Maxcom in writing of such failure, setting out in such notice the details of amounts considered to be due but unpaid, or the nature of the non-complying use, the date or dates upon which the non-complying use occurred and the remedy required by Metro Net for cure. If Maxcom fails to cure (i) the non-payment as to which notice is given within 10 (ten) days after its receipt of the corresponding notice, or (ii) the non-complying use as to which notice is given within 30 (thirty) days after its receipt of the corresponding notice, then an Event of Default shall be deemed to have occurred. Metro Net shall have the right to collect interest on the unpaid amount at the rate equal to the sum of the London Interbank Offering Rate as published by the Wall Street Journal on the date of the invoice as to which payment is due, plus 10 (ten) percentage points.

       8.2    DEFAULT BY METRO NET.

       If (a) Metro Net fails, for any reason whatsoever (including without limitation in the event of encumbrance of the Acquired Capacity or the Optioned Capacity, liquidation or dissolution of Metro Net, insolvency or bankruptcy of Metro Net, seizure, revocation, cancellation and/or reversion of the Concession or any or all of the Acquired Capacity or the Optioned Capacity), to satisfy any of its obligations under the terms of this Capacity Sale Agreement, including but not limited to:

       (i) its obligation to maintain in full force and effect the Concession throughout the Term and guarantee Maxcom's rights to use without any interference or limitation the Acquired Capacity and any Optioned Capacity pursuant to the terms of this Capacity Sale Agreement; and

       (ii) its obligation to provide Maxcom with the Optioned Capacity once the corresponding Option has been duly exercised;

       or (b) there is a change of control in Metro Net where Telefonos de Mexico, S.A. de C.V., directly or indirectly, acquires control of Metro Net,

       then Maxcom may notify Metro Net in writing of such event, setting out in such notice the nature of the problem, the date or dates upon which the failure occurred. If Metro Net fails to cure such failure within 30 (thirty) days of such notice, then an Event of Default shall be deemed to have occurred.

       8.3 REMEDIES. Upon the occurrence of an Event of Default by Maxcom, Metro Net shall have the right, exercisable at its sole discretion, to exercise any other remedies available at Law and to receive the corresponding indemnification, provided that Maxcom shall continue to have the right to use the Acquired Capacity and the Optioned Capacity pursuant to the terms of this Capacity Sale Agreement.

       Upon the occurrence of an Event of Default by Metro Net, Metro Net and Maxcom agree that the terms and conditions of the Inter Owner Agreement shall immediately enter into effect, in the understanding that Maxcom shall have the right, at its sole discretion, to exercise any other remedies available at Law, to receive the corresponding indemnification and/or to terminate this Capacity Sale Agreement.

       If the Inter Owner Agreement does not enter into effect when applicable or is not enforceable in whole or in part in accordance with its terms for any reason, even as a result of a third party action (including but not limited to the telecommunications regulatory authorities, Metro Net's creditors and Metro Net's customers) or as a result of the application or interpretation of any applicable law, then this Capacity Sale Agreement may be rescinded and terminated by Maxcom, without any judicial action or resolution, by giving notice of such termination to Metro Net. In such event Metro Net shall (x) reimburse to Maxcom all the amounts paid in connection with this Agreement plus any interest accrued thereon at a rate of 16% (sixteen percent) per annum, and
(y) pay Maxcom damages (danos y perjuicios). These amounts shall be paid within the following 10 (ten) days after Maxcom has requested such payment.

                                   ARTICLE 9.

                                  MISCELLANEOUS

             9.1. COUNTERPARTS. This Capacity Sale Agreement may be executed in several counterparts with the same effect as if all parties thereto had signed the same document, provided that the several counterparts, in the aggregate, shall have been signed by all of the parties. All such counterparts of this Capacity Sale Agreement shall be construed together and shall constitute one agreement binding upon all the parties hereto.

             9.2. NOTICES. All notices under this Capacity Sale Agreement shall be in writing and shall be given to the parties entitled thereto at their respective addresses as herein set forth:

             If to Maxcom:

             Magdalena 211
             Colonia Del Valle
             Mexico, D.F. 03100
             Mexico
             Attn: Chief Operating Officer
             Phone: 5 147 1200
             Fax: 5 147 8655
             with copy to:
             Legal Department
             Phone: 5 147 1114
             Fax: 5 147 8655

             If Metro Net:

             Michoacan 22-B
             Colonia Condesa
             Mexico, D.F. 06110
             Mexico

             Attn: Ing. Joao Carlos Tello Chapoy
             Phone: 525-264-4403
             Fax: 525-574-8122

or at such other address as any of the parties may hereafter specify in the same manner. Unless delivered personally, such notices shall be given by recognized international courier. Notices shall be deemed to have been received, and shall be effective, upon receipt. Notices of changes of address by any party shall be made in writing within 10 (ten) days of the effective date of such change.

             9.3. AMENDMENT. No amendment or modification of this Capacity Sale Agreement shall be effective unless (i) such amendment or modification is reduced to writing as signed by the parties; and (ii) amended or modified in accordance with Law.

             9.4. WAIVER OF TERMS AND CONDITIONS. Any waiver as to any of the terms or conditions of this Capacity Sale Agreement in one instance shall not operate as a waiver of the same terms and conditions or prevent the enforcement of any of the terms and conditions hereof in any other instance.

             9.5. ASSIGNMENT. Except in the case of an assignment by the parties of their rights (but not the delegation of its liabilities or obligations) hereunder to an Affiliate, no party may assign its rights or delegate its obligations under this Capacity Sale Agreement to any third party unless express consent thereto has been given by the other party. Notwithstanding any other provision hereof, no party may assign its interests hereunder during a Dispute. As specific performance by the original parties is of the essence of this Capacity Sale Agreement, such consent may be given or declined in the sole discretion of the party not seeking to make the assignment.

             9.6. SUCCESSORS AND ASSIGNS. All the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

             9.7. APPLICABLE LAW. This Capacity Sale Agreement is executed in accordance with and is intended to be construed under the Laws of Mexico.



             9.8. PROPRIETARY INFORMATION.

             9.8.1. Any Proprietary Information of a party (the "Disclosing Party") which is disclosed to or otherwise received or obtained by the other party (the "Receiving Party") incident to this Capacity Sale Agreement is disclosed, and shall be held, in confidence, and the Receiving Party shall not publish or otherwise disclose any Proprietary Information (as hereinafter defined) to any Person for any reason or purpose whatsoever, or use any Proprietary Information for its own purposes or for the benefit of any Person, without the prior written approval of the Disclosing Party, which approval may be granted or withheld by the Disclosing Party in its sole discretion. Each party's obligation to maintain Proprietary Information in confidence shall be deemed performed if such party observes, with respect thereto, the same safeguards and precautions which such party observes with respect to its own proprietary information of the same or similar kind.

             9.8.2. The term "Proprietary Information" means all information, written or oral, which has been or is disclosed by the Disclosing Party, or by any Person in a confidential relationship with the Disclosing Party, or which otherwise becomes known to the Receiving Party, or to any Person in a confidential relationship with the Receiving Party, and which (x) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, budgets, cost estimates, pro forma calculations, engineering work product, environmental compliance, vendor lists, suppliers, manufacturing processes, energy consumption, pricing information, private processes, and other similar information, as they may exist form time to time, or (y) the Disclosing Party expressly designates in writing to be confidential. However, Proprietary Information shall exclude information falling into any of the following categories:

             a) information that, at the time of disclosure hereunder, is in the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any Law;

             b) information that, after disclosure hereunder, enters the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any Law;

             c) information, other than that obtained from third parties, that prior to disclosure hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

             d) information obtained by the recipient from a third party having an independent right to disclose the information; or

             e) information that is available through independent research without use of or access to the Proprietary Information.

             9.8.3. Each party agrees that it will make available Proprietary Information received from another party to its Affiliates, consultants, legal advisors and Associates only on a need-to-know basis, and that all Persons to whom such Proprietary Information is made available will be made aware of the confidential nature of such Proprietary Information, and will be required to agree to hold such Proprietary Information in confidence under terms substantially identical to the terms hereof.

             9.8.4. Nothing herein shall limit the right of the Receiving Party to provide any Proprietary Information to any Government Authority having jurisdiction over or asserting a right to obtain such information, provided that
(i) such Government Authority requires or orders that such Proprietary Information be provided, and (ii) the Receiving Party promptly advises the Disclosing Party of any request for such information by such Government Authority and cooperates in giving the Disclosing Party an opportunity to present objections, requests for limitation, and or requests for confidentiality or other restrictions on disclosure or access, to such Government Authority.

             9.8.5. In the event of a breach or threatened breach of the provisions of Section 9.8.1 above by any Receiving Party, the Disclosing Party shall be entitled to an injunction restraining such party from such breach. Nothing contained herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available for such breach or threatened breach of this Capacity Sale Agreement.

             9.8.6. The obligation to retain information in confidence shall continue in full force and effect during the term of this Capacity Sale Agreement and for a period of 10 (ten) years thereafter, notwithstanding the expiration or termination of this Capacity Sale Agreement, with respect to any information obtained by any party prior to such termination.

             9.9. SEVERABILITY. If any provision of this Capacity Sale Agreement shall be determined to be unenforceable, void or otherwise contrary to Law, such condition shall in no manner operate to render any other provision of this Capacity Sale Agreement unenforceable, void or contrary to Law and this Capacity Sale Agreement shall continue in force in accordance with the remaining terms and provisions hereof, unless such condition invalidates the purpose or intent of this Capacity Sale Agreement. In the event that any of the provisions, or portions or applications thereof, of this Capacity Sale Agreement are held unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Capacity Sale Agreement with a view toward effecting the purposes of this Capacity Sale Agreement by replacing the provision that is unenforceable, void, or contrary to Law with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be unenforceable, void, or contrary to Law.

             9.10. EXPENSES; TAXES. Each of the parties hereto shall pay all of its own Taxes and bear its own costs and expenses incurred in connection with the negotiation and preparation of this Capacity Sale Agreement and with meeting the conditions required to be satisfied by it for each of the Closings; provided, however, that Maxcom shall pay to Metro Net, for the account of Metro Net as directed, upon the occurrence of the First Closing in accordance with
Section 2.7. above, US$200,000 (Two Hundred Thousand US Dollars), plus any applicable value added tax, in cash to reimburse Metro Net for its costs and expenses incurred in preparing to perform under this Capacity Sale Agreement.

             9.11. INTEGRATION. There are no understandings between the parties as to the subject matter of this Capacity Sale Agreement other than as set forth herein, and this Capacity Sale Agreement, together with the Maintenance Agreement and the other agreements, documents, documents and showings delivered at or as conditions to an of the Closing represent the entire understanding between the parties in relation to the subject matter hereof. This Capacity Sale Agreement supersedes any and all previous agreements, including any arrangements or discussions between the parties (whether written or oral) in respect of the subject matter hereof, all of which are hereby abrogated and withdrawn.

             9.12. SURVIVAL. The applicable provisions of this Capacity Sale Agreement shall continue in effect after the expiration of the term of this Capacity Sale Agreement, to the extent necessary to provide for final billing and adjustment, and to make other appropriate settlements hereunder.

             9.13. PRESS RELEASES AND PUBLICITY. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Capacity Sale Agreement without the prior written approval of the other party.

             9.14. NO THIRD PARTY BENEFICIARIES. This Capacity Sale Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

             9.15. RELATIONSHIP OF THE PARTIES. Neither party nor its Affiliates and Associates shall be deemed, by virtue of such party's execution of this Capacity Sale Agreement to be an affiliate, Associate, contractor, vendor, representative, joint venturer, member or partner of the other party or its Affiliates and Associates, and a party may not hold itself out as such.

             9.16. LANGUAGE. The language of this Capacity Sale Agreement and of all agreements between the parties shall be English unless otherwise agreed to by the parties in writing. To the extent permitted by Law, the English version of this Capacity Sale Agreement and of all agreements between the parties shall prevail over the translation thereof into any other language.

             9.17. FURTHER ASSURANCES. Metro Net and Maxcom shall execute and deliver any and all additional instruments, papers, deeds, contratos, documents and other assurances, and shall do any and all acts and things as may be necessary or appropriate to consummate the transactions contemplated by this Capacity Sale Agreement and to carry out the intention of the parties.



             9.18. FILING BEFORE THE PUBLIC REGISTRY OF COMMERCE. Metro Net shall provide all the information and to execute all documents required or needed in order for Maxcom to be able to file this Capacity Sale Agreement before the Public

Registry of Commerce and registered in the Folio Mercantil corresponding to Metro Net.

             IN WITNESS WHEREOF, the parties hereto have executed this Capacity Sale Agreement as of the day and year first above written.


             MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

             Illegible signature

             Ing. Gian Carlo Pecchioni
             Chief Executive Officer


             METRO NET, S.A. DE C.V.

             Illegible signature

             Ing. Joao Carlos Tello Chapoy
             Chief Executive Officer

                                                                       EXHIBIT A


MAINTENANCE AGREEMENT ("Agreement") MADE AS OF THIS 28 DAY OF APRIL, 2000 (the "Effective Date") BY AND BETWEEN MAXCOM TELECOMUNICACIONES, S.A. DE C.V., A MEXICAN SOCIEDAD ANONIMA DE CAPITAL VARIABLE HAVING ITS PRINCIPAL PLACE OF BUSINESS AT MAGDALENA 211, COLONIA DEL VALLE, 03100, MEXICO, D.F., MEXICO ("MAXCOM"), AND METRO NET, S.A. DE C.V., A MEXICAN SOCIEDAD ANONIMA DE CAPITAL VARIABLE HAVING ITS PRINCIPAL PLACE OF BUSINESS AT MICHOACAN 22-B, COLONIA CONDESA, 06110, MEXICO, D.F., MEXICO ("METRO NET"), PURSUANT TO THE FOLLOWING FACTS AND CIRCUMSTANCES:

       A. The Parties have entered into a certain Metropolitan Network Capacity Sale Agreement, dated April 28, 2000 (the "Capacity Sale Agreement").

       B. Pursuant to the Capacity Sale Agreement, Maxcom has acquired and has the right to acquire from Metro Net the irrevocable, exclusive and unlimited right to use, for the Concession Term, certain backbone fiber optic capacity of the fiber optic strands (the "Acquired Capacity", as further defined in the Capacity Sale Agreement) of the fiber optic network developed and owned by Metro Net in Mexico City, as shown in Appendix 1 to this Agreement, as amended from time to time (the "DF Network"), and Metro Net has granted to Maxcom the option to acquire certain further capacity in the DF Network (the "Optioned Capacity", as further defined in the Capacity Sale Agreement). The Acquired Capacity and the Optioned Capacity correspond to certain fiber strands of the DF Network as shown in Appendix 1A to this Agreement, as amended from time to time.

       C. Maxcom and Metro Net intend that, in order for Maxcom to utilize the Acquired Capacity and such of the Optioned Capacity which it acquires under the Capacity Sale Agreement to provide services to its customers, Maxcom will install network integration units, customer premise equipment and other equipment that will be connected to the DF Network ("Maxcom Equipment"). In order that the Maxcom Equipment may be connected to the DF Network, the parties expect that it will be necessary to construct network elements to extend the DF Network to the Maxcom Equipment (each such extension here referred to as a "Last Link"), and that Maxcom will install the Maxcom Equipment to Maxcom's own Optical Distribution Frame (each such point being here referred to as a "Demarcation Point"). This Agreement is intended to provide for the connection of the Maxcom Equipment and also set out the parties' understandings with respect to the maintenance of the Acquired Capacity and, in its case, the Optioned Capacity, together with the Last Links within the Demarcation Points, as they may exist from time to time ("Maxcom's Network").

              NOW, THEREFORE, in consideration of the mutual covenants and conditions herein stated, the parties enter into this Maintenance Agreement pursuant to the following:

                                     CLAUSES

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATIONS

       1.1 TERMS. Except where the context requires otherwise, capitalized terms used in this Agreement have the meanings first given in the text of this Agreement or, if no meaning is set out in the text, in the Capacity Sale Agreement.

       1.2. INTERPRETATION. Unless otherwise required by the context in which any term appears: the singular of a term also includes the plural, and the masculine, the feminine and neuter; references to "Articles", "Sections", "Exhibits", "Schedules", or "Appendices" are references to articles, sections, exhibits, schedules or appendices of this Agreement; the titles of the Articles and Sections are a matter of convenience of reference only, and do not affect the meaning or construction of any provision of the agreement where they are use; references to a particular entity include a reference to such entity's successor and permitted assigns; the words "herein, "hereof" and "hereunder" refer to this Agreement as a whole and not to any particular section or subsection; the words "include", "includes" or "including" mean "including, but not limited to"; references to an agreement shall be to such agreement as amended and supplemented or modified to the date of reference; references to any applicable Law shall be to such Law as amended, supplemented, modified or replaced from time to time; and "day" shall mean calendar day, and whenever an event is to be performed by a particular date, or a period ends on a particular date, and the date in question falls on a Saturday or Sunday, or a day when the commercial banks are not authorized to open in the jurisdiction in which the relevant performance is to occur, the event shall be performed, or the period shall end, on the next succeeding business day. The parties confirm that they have agreed to the wording of this Agreement, and none of the provisions hereof shall be construed against one party on the ground that such party is the author of any part hereof.

       1.3. APPENDICES, EXHIBITS AND SCHEDULES. This Agreement shall include the following Appendices, Exhibits and Schedules, each of which is made a part of this Agreement by these references:

                  Appendix 1:               Layout of the DF Network.


                  Appendix 1A:              Layout and Description of Maxcom's Network.

                  Appendix 2:               Maxcom's POPs.

                  Exhibit A:                Inter Owner Agreement

                                    ARTICLE 2
                       MAINTENANCE OF NETWORK BY METRO NET

       2.1 UNDERTAKING TO MAINTAIN. Metro Net agrees and commits itself to maintain Maxcom's Network for the benefit of Maxcom on the terms and conditions of this Agreement (the "Services"). The obligation of Metro Net to provide the Services and the parties' respective obligations to perform their various other undertakings described herein, shall begin on the Effective Date and continue until Maxcom's rights to use the Acquired Capacity or the Optioned Capacity expire pursuant to the Capacity Sale Agreement, provided, however, that this Agreement shall terminate automatically if the Capacity Sale Agreement is terminated at any time (such period being herein referred to as the "Term").

       Metro Net warrants that it has, and shall maintain throughout the Term, the skills, experience, equipment and personnel necessary to perform the Services as required under this Agreement.

       2.2 GENERAL OPERATIONAL GOALS. Metro Net shall perform the Services so as to cause Maxcom's Network to operate efficiently for the purposes for which it was designed, with a minimum of interruptions of service, impairments in the quality of services, or failures in Maxcom's Network ("Outages"). Any work of any sort performed on Maxcom's Network, including without limitation the opening, splicing, closing or maintenance of Maxcom's Network, shall be performed exclusively by Metro Net personnel (who shall be available for that purpose 24 hours/day). Maxcom may observe any such work without interfering in the process. Metro Net shall notify Maxcom with reasonable prior notice.

       2.3 STANDARDS FOR PERFORMANCE. Metro Net shall perform the Services in all material respects in accordance with the following:

       (a) the standards published from time to time by the International Telecommunications Union (commonly referred to as the Maxcom TT/ITU), together with the in-country modifications applicable to Mexico and adopted by the appropriate regulatory body from time to time (the Maxcom TT/ITU, together with such in-country modifications herein referred to as the "Industry Standards");

       (b)    all applicable Laws and Government Approvals; and

       (c) the requirements of all warranties and guarantees applicable to any element of Maxcom's Network.

       2.4 GOVERNMENT APPROVALS. Metro Net shall obtain and maintain throughout the Term, all Government Approvals for the development, construction, ownership or maintenance of Maxcom's Network, if and to the extent that any such Government Approvals are required.

       2.5 PLANNED MAINTENANCE. Metro Net shall advise Maxcom of its plans for maintenance of Maxcom's Network, but in any case, Metro Net will give to Maxcom a minimum of 30 (thirty) days' prior written notice for planned maintenance that is expected to result in any Outage.

       2.6 OUTAGES. If there occurs any Outage, Metro Net shall immediately notify Maxcom thereof and it shall provide Maxcom with an assessment of the extent of the Outage and the estimated Outage time as promptly as practicable.

       2.7 CONNECTION OF THE ACQUIRED CAPACITY TO MAXCOM'S POPS. Metro Net agrees that it will, at Maxcom's written request, connect with a dual connection the Acquired Capacity and any Optioned Capacity to Maxcom's Designated POPs, including those listed in Appendix 3 hereto and switches at a price of US$20,000.00 (Twenty Thousand US Dollars) per POP, minus any installation costs previously invoiced by Metro Net to Maxcom for such location (any such POP, a "Future POP"). The connection price shall not apply to the Initial Maxcom POPs which shall be connected by Metro Net as part of the First Closing and without additional consideration.

              In the case of the Initial Maxcom POPs (other than Maxcom's Magdalena switch), a connection price of US$12,000.00 (Twelve Thousand US Dollars) shall also apply if Maxcom requests a second connection to the Acquired Capacity, and it is further agreed that any such second connection may be completed after the First Closing. Metro Net will provide a second connection to Maxcom's Magdalena switch to the Acquired Capacity at no charge to Maxcom, provided that Maxcom shall be responsible for obtaining all permits and permissions related to such second connection. If any Initial Maxcom POP does not require a second connection to the Acquired Capacity, Metro Net shall make available a connection for that POP to the Acquired Capacity using the existing access at no additional cost to Maxcom.

              The indicative pricing above shall include project management and supervision of a connection consisting of a dual connection to a new POP located within 100 (one hundred) meters of the Acquired Capacity. Pricing does not include costs of any Government Approval or additional external fiber, poles or civil works that may be required, in which case Maxcom shall be responsible for said additional costs.

              Terms and conditions for connection to POPs more than 100 (one hundred) meters from the Acquired Capacity will be mutually agreed upon, although Metro Net shall not be obligated to make any connection greater than 100 (one hundred) meters. Should Metro Net and Maxcom not agree upon the terms of connection for any POP that is more than 100 (one hundred) meters from the Acquired Capacity, Maxcom may build such connection on its own, complying at all times with industry standards, and provided that the connection of any such new network construction by Maxcom to the Acquired Capacity shall be made by Metro Net and that said connection is technically feasible and does not affect the DF Network.

              2.8 MAXCOM EQUIPMENT. Throughout the Term, Maxcom shall be responsible for the connection, installation, control, operation and maintenance of the Maxcom Equipment on Maxcom's POP sites.

       2.8.1 CONNECTION. Maxcom may request Metro Net to connect any Maxcom Equipment to Maxcom's Network at any time and from time to time as it deems necessary or advisable for its business purposes, provided it has first given Metro Net 7 (seven) days' prior written notice of such request. Metro Net shall carry out such connection applying Industry Standards, and Maxcom shall reimburse Metro Net for its out-of-pocket costs incurred in carrying out such installation to the extent they are reasonable and documented. Maxcom shall not itself connect any Maxcom Equipment to the DF Network or permit any other Person to do so.

       2.8.2 CONTROL, ETC. BY MAXCOM. Maxcom must control, install, operate and maintain the Maxcom Equipment located on Maxcom's POP sites according to its own standards and procedures, provided that the same does not interfere with or impair Metro Net's use of the DF Network, complies with applicable Industry Standards as are set out in Section 2.3, and does not involve any physical intervention upon the DF Network. In case Maxcom's equipment installation and/or maintenance interacts in any way with the DF Network, Maxcom shall advise Metro Net of such action with sufficient notice so Metro Net's engineering crews may supervise and in its case, assist Maxcom, at Maxcom's expense, in such tasks. If Maxcom contravenes this stipulation, Metro Net shall not be liable for any Outage thereof and Maxcom will indemnify Metro Net any damage incurred thereby.

       2.8.3 Maintenance by Metro Net. If a routine maintenance is anticipated to affect the operation of Maxcom's Network in any manner, or requires physical intervention upon Maxcom's Network, Metro Net shall give Maxcom notice thereof (which shall be given as much in advance as is reasonable in the circumstances), and Metro Net shall perform such repair or maintenance as promptly as technically feasible (using technical staff that Metro Net keeps readily available every day for 24 hours per day) and applying the highest Industry Standards for networks of the same type in the same circumstances. The Parties hereby expressly agree that no such repair or maintenance may be carried out by Maxcom or by any Person authorized by Maxcom, except as provided for in Articles 5 and 6. The Parties also agree that any emergency repairs caused by Maxcom to the DF Network shall be repaired by Metro Net and Maxcom will cover any business, operating and out of pocket expenses which Metro Net may incur.

                                    ARTICLE 3
                        MAINTENANCE PLAN & RECORD KEEPING

       3.1 MAINTENANCE PLAN. Metro Net shall prepare the maintenance schedule for Maxcom's Network for each 12- (twelve) month period after the Effective Date during the Term, which shall include provisions for the necessary Services to be provided to Maxcom's Network by Metro Net and which shall be consistently performed with the standards required under this Agreement ("Maintenance Plan").

       3.2 RECORDS. Throughout the Term, Metro Net shall maintain and retain complete books and records of all extraordinary occurrences which imply maintenance outside the Maintenance Plan, for a period of not less than five years. Metro Net shall ensure that any contracts it enters into in connection with Maxcom's Network shall include similar provisions.

       3.3 REPORTS. Throughout the Term, Metro Net shall prepare and submit to Maxcom, on each January 15 and July 15 following the Effective Date, with respect to the calendar period ending on the last day of the prior month a maintenance activities report, in reasonable detail, covering normal and, in its case, extraordinary maintenance, procurement and other significant matters conducted during the relevant period. The report shall include a listing of any Outages, if any, and any other significant operating problems and the measures taken therefore.

       3.4 DRAWINGS, TECHNICAL MATERIALS. Metro Net shall maintain or cause its suppliers and vendors to maintain, for so long as Maxcom has the right to use any of Maxcom's Network, all drawings and technical specifications and other descriptive materials necessary or helpful for the operation of Maxcom's Network, and shall permit, or cause such suppliers and vendors to permit, Maxcom to have reasonable access thereto.

                                    ARTICLE 4
                          PAYMENT OBLIGATIONS OF MAXCOM

       4.1 AMOUNT TO BE PAID BY MAXCOM. As compensation for the provision by Metro Net of the Services, Maxcom shall pay quarterly in arrears to Metro Net an annual Maintenance Fee equal to US$100,000.00 (One Hundred Thousand US Dollars) plus any applicable value added tax; provided, however, that such Maintenance Fee shall increase to US$150,000.00 (One Hundred and Fifty Thousand US Dollars) plus any applicable value added tax, immediately following the Second Closing Date, as defined in the Capacity Sale Agreement.

       With respect to the reconstruction or replacement of any portion of Maxcom's Network due to circumstances not otherwise provided for in this Agreement, the Parties hereto shall be subject to the following principles:


       a) Maxcom's portion of the costs of any reconstruction or replacement, due to Force Majeure shall be proportional to (i) the number of fiber strands in Maxcom's Network in the affected portion of Maxcom's Network, divided by (ii) the total number of fiber strands in the affected portion. For example, if a cable containing 96 total strands is to be replaced, and Maxcom's Network contains 6 strands of that cable, Maxcom's proportionate share of all costs incurred in replacing the cable shall be 6/96 or 6.25%. Metro Net will bear 100% of the costs of any insurance deductibles that must be paid in connection with the replacement of Maxcom's Network following any event of loss.

       b) Metro Net will bear 100% of the reconstruction and replacement costs for Maxcom's Network associated with the ordinary wear and tear of fiber optic cable until December 31, 2005. Thereafter, the parties will share such costs in accordance with the same principle described in a) above.



       4.2 INVOICES. Metro Net shall invoice Maxcom quarterly in arrears for Maintenance Fees and, if appropriate, for reconstruction and replacement expenses incurred in any given calendar quarter and payable by Maxcom under
Section 4.1, within 30 (thirty) days after the end of such quarter.

       4.3 PAYMENT. Maxcom shall pay to Metro Net the sums so invoiced within 30 (thirty) days following the date of receipt of the invoice.

       4.4 CURRENCY. The parties shall pay amounts due under this Article 4 in United States Dollars. Metro Net shall invoice for any cost reimbursable by Maxcom under this Article 4 and incurred by Metro Net in any currency other than United States Dollars at the rate of exchange published by the Diario Oficial de la Federacion on the 15th day of the month in which such cost was incurred by Metro Net.

                                    ARTICLE V
                                     DEFAULT

       The happening of an event which is deemed to be an event of default within the meaning of Sections 5.1 or 5.2 ("Event of Default") shall give rise to the right in the non-defaulting party to exercise remedies pursuant to
Section 5.3.

       5.1    DEFAULT BY MAXCOM.


                     IF MAXCOM, DUE TO ANY REASON WHATSOEVER,

       (iii)  fails to make payments in accordance with Article 4., or

       (iv) makes use of the Acquired Capacity or the Optioned Capacity in any manner other than as agreed to under the Capacity Sale Agreement,

       then Metro Net may notify Maxcom in writing of such failure, setting out in such notice the details of amounts considered to be due but unpaid, or the nature of the non-complying use, the date or dates upon which the non-complying use occurred and the remedy required by Metro Net for cure. If Maxcom fails to cure (i) the non-payment as to which notice is given within 10 (ten) days after its receipt of the corresponding notice, or (ii) the non-complying use as to which notice is given within 30 (thirty) days after its receipt of the corresponding notice, then an Event of Default shall be deemed to have occurred. Metro Net shall have the right to collect interest on any unpaid amount at the rate equal to the sum of the London Interbank Offering Rate as published by the Wall Street

Journal on the date of the invoice as to which payment is due, plus 10(ten) percentage points.

         5.2      DEFAULT BY METRO NET.

         If Metro Net fails to (a) maintain the insurance  coverage  pursuant to
Article 7 hereof, or (b) satisfy its obligation to render the Services pursuant to the terms of this Maintenance Agreement due to any reason, other than Force Majeure, including but not limited to:

       (iii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Metro Net under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or Metro Net shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

       (iv) the commencement of an involuntary case or other proceeding against Metro Net seeking liquidation, reorganization or other relief with respect to it under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 (forty five) days; or an order for relief shall be entered against such party; or

       (v) the seizure, revocation, cancellation and/or reversion of any or all of the Acquired Capacity or any Optioned Capacity; or

       (vi) failure to maintain in full force and effect the Concession throughout the Term and guarantee Maxcom's rights to use without any interference or limitation the Acquired Capacity and any Optioned Capacity pursuant to the terms of the Capacity Sale Agreement;

       then Maxcom may notify Metro Net in writing of such failure, setting out in such notice the nature of the failure, the date or dates upon which the failure occurred. If Metro Net fails to cure such failure within 30 (thirty) days of such notice, then an Event of Default shall be deemed to have occurred.

       Notwithstanding the foregoing, if Metro Net does not cure the failure within 30 (thirty) days of notice Maxcom may, but is not obligated to, correct the failure or cause third parties to do so, and Metro Net will be obligated to reimburse Maxcom for all reasonable costs incurred by it in effecting such correction, and the right to correct the failure and to receive reimbursement therefor shall be in addition to all other remedies under this Agreement.

       5.3 REMEDIES. Upon the occurrence of an Event of Default by Maxcom, Metro Net shall have the right, exercisable at its sole discretion, to terminate this Agreement as provided in Article 6 and to exercise any remedies available at Law, provided, however, that a remedy exercised by Metro Net under this Agreement due to the non-complying use of the Acquired Capacity may not be exercised by Metro Net under the Capacity Sale Agreement.

       Upon the occurrence of an Event of Default by Metro Net, Metro Net and Maxcom agree that the terms and conditions of the Inter Owner Agreement shall immediately enter into effect, in the understanding that Maxcom shall have the right, at its sole discretion, to exercise any remedies available at Law as provided in Article 6.

       Metro Net acknowledges that the Services and other considerations to be provided by Metro Net hereunder are unique and irreplaceable, and that the Maxcom shall therefore be entitled to a decree ordering the specific performance of Metro Net's obligations hereunder. Metro Net waives any defenses that it may have to an entry of any such order. In case of an Event of Default, and notwithstanding the foregoing, the defaulting party agrees to use its Best Efforts to take such action as the other may require to mitigate the effect of the default hereunder by covering damages incurred by the affected party. The exercise by a party of any remedy available to it shall be without prejudice to other remedies which may be available and shall not be deemed a waiver of any other such remedy.

                                    ARTICLE 6
                              TERM AND TERMINATION

       6.1 TERM. This Agreement shall be effective for the Term, unless earlier terminated as follows:

       (a) at the election of Metro Net, on the happening of an Event of Default with respect to Maxcom;

       (b) at the election of Maxcom, if there occurs an event of Force Majeure (as defined below) which results in an Outage for a period of 30 (thirty) or more consecutive days; or

       (c) at the election of Maxcom, on the happening of an Event of Default with respect to Metro Net.

       6.2 CONTINUING EFFECT. The provisions of this Agreement shall continue to bind the parties and inure the termination for such time and to such extent as is necessary to give effect to a party's respective rights and obligations hereunder.

              If Maxcom elects to terminate this Agreement on the happening of an Event of Default, the parties agree that the operation and maintenance of Maxcom's Network shall be carried out pursuant to the terms and conditions of the Inter Owner Agreement. The parties agree that this Agreement shall continue in effect until Maxcom has negotiated an agreement with the Interim Operator (as defined in the Inter Owner Agreement) to undertake the operation and maintenance under Industry Standards similar to those herein provided.

                                    ARTICLE 7
                                    INSURANCE

       7.1 COVERAGE. During the Term, Metro Net shall obtain and maintain in force, and shall ensure that any subcontractor obtains and maintains in force, comprehensive general liability insurance, public liability coverage and property insurance for injury to persons and property, automobile liability insurance, and workmen's compensation insurance, all with respect to the DF Network, Maxcom's Network and the performance of the Services with a minimum insurance coverage of US$8,000,000.00 (Eight Million US Dollars) per event under terms which are generally carried by operators of networks similar to the DF Network.

       7.2 MAXCOM INTERESTS. Maxcom shall be named as an additional insured on such policies, and the same shall provide that no termination of the policy may occur without prior notice to Maxcom. Insurance proceeds shall be primarily applied to the reconstruction or replacement of the DF Network, including Maxcom's Network.

                                    ARTICLE 8
                               DISPUTE RESOLUTION

       8.1    DISPUTE RESOLUTION BY MANAGEMENT.

       8.1.1 The parties shall attempt in good faith to resolve or curb any matter or dispute or difference of whatever nature howsoever arising under, out of, or in connection with this Agreement (a "Dispute") by mutual agreement in accordance with this Article 8. before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), regardless of whether this Article 8. is referenced in the provision of this that is the basis for any such Dispute

       8.1.2 Any party wishing to resolve or cure a Dispute may give notice thereof to the other party. Within 5 (five) days of receipt of such notice, the parties' representatives shall meet to discuss the Dispute and attempt in good faith and using their best endeavors at all times to resolve the Dispute and produce written terms of settlement.

       8.1.3 If within 15 (fifteen) days of receipt of the notice referred to in
Section 8.1.2 above, the parties' representatives are unable to resolve or cure such Dispute, the Dispute shall be referred to senior officers of the parties for resolution or cure. Such senior officers shall meet to discuss the Dispute and attempt in good faith and using their best endeavors at all times to resolve the Dispute and produce written terms of settlement.

       8.1.4 If the Dispute is not resolved as evidenced by the signing of the written terms of settlement within 30 (thirty) days of receipt of the notice referred to in Section 8.1.2 above, or such longer period as may be mutually agreed by the parties, the provisions of Section 8.2 shall apply and shall provide the exclusive forum for resolving a Dispute, provided, however, that nothing contained in this Article 8. shall be construed as preventing a party from seeking preventive judicial measures or relief before a court of competent jurisdiction.

       8.2    ARBITRATION.

       8.2.1 Where any Dispute is not resolved as provided for in Section 8.1, then the Dispute shall be resolved by an arbitration tribunal (the "Tribunal") in accordance with this Section 8.2.

       8.2.2 The arbitration shall be conducted in accordance with the arbitration rules of the Rules of Arbitration of the Arbitration Center of Mexico ("CAM") as in force at the time such arbitration is commenced (the "CAM Arbitration Rules").

       8.2.3 The place of arbitration shall be Mexico City, Mexico, or any other place mutually agreed to by the parties to the Dispute and the arbitration proceedings shall be conducted in the English language.

       8.2.4 The award rendered shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the Tribunal's decision and shall apportion the costs of the arbitration.

       8.2.5 The award rendered in any arbitration commenced hereunder shall be final and binding, and the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. In addition, the parties agree that no party shall have any right to commence or maintain any legal action or proceeding concerning a Dispute until the Dispute has been determined in accordance with the arbitration procedure provided for herein and then only to enforce or facilitate the execution of the award rendered in such arbitration. The parties hereto hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

       8.2.6 Any arbitration award hereunder shall be payable in Dollars with interest pendente lite and thereafter until actual payment.

       8.3 CONTINUED PERFORMANCE. During the conduct of dispute resolution procedures pursuant to this Article 8, (i) the parties shall continue to perform their respective obligation under this Agreement, and (ii) no party shall exercise any other remedies hereunder arising by virtue of the matters in dispute.

                                    ARTICLE 9
                                 INDEMNIFICATION

       9.1 INDEMNIFICATION. The parties shall protect, indemnify, defend and hold each other harmless, as well as their respective Affiliates and Associates, against and from any cost, expense, damage, liability, claim or loss, including reasonable attorneys' and consultants' fees ("Indemnifiable Cost") arising out of any injury, bodily or otherwise, to, or death of, persons, or for damage to, or destruction of, property belonging to or leased by either of them or others (each a "Claim"), resulting from or attributable to the fault or the Negligence or Misconduct of either of the parties, their respective Affiliates or Associates or resulting from, arising out of, or in any way connected with the performance of the Parties' obligations under this Agreement. Metro Net shall further indemnify and hold harmless, Maxcom and its Affiliates and Associates from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, Taxes, penalties, obligations, and reasonable and documented expenses incurred or suffered by Maxcom arising out of claims resulting from, arising out of, or in connection with the operation, maintenance and management of the DF Network or components owned, operated or managed by Metro Net, including in each case, product warranty claims, product liability claims, and claims relating to damages or clean-up costs under any Law or policy governing environmental or occupational health and safety matters, or founded upon any private right of action or other third party claim in respect of environmental or occupational health or safety matters.

       9.2 EMPLOYEES. Neither party nor its Affiliates or Associates shall be deemed an employee of the other party. Neither party shall bring any claim against the other party or its Affiliates or Associates with respect to any liability for compensation under any applicable workmen's compensation Law.

       9.3    NOTICE AND PARTICIPATION.

       9.3.1 If any party entitled to indemnification hereunder (the "Indemnified Party") intends to seek indemnification under this Article from any other party (the "Indemnifying Party") with respect to any action or Claim, the Indemnified Party shall give the Indemnifying Party notice of such Claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible Claim or of the commencement of such Claim or action, which notice shall in no event be later than the lesser of (i) fifteen (15) days prior to the last day for responding to such Claim or action or (ii) one half of the period allowed for responding to such Claim or action. The Indemnifying Party shall have no liability under this Article 9. for any Claim or action for which such notice is not provided, to the extent that the failure to give such notice prejudices the Indemnifying Party.

       9.3.2 Neither party shall settle any Claim or action with respect to which either party has sought or intends to seek indemnification pursuant to this Section without the prior written consent of the other party, which consent shall not be unreasonably conditioned, withheld or delayed.

       9.4 NET AMOUNT. In the event that an Indemnifying Party is obligated to indemnify and hold any Indemnified Party harmless under this Article 9., the amount owing to the Indemnified Party shall be the amount of such Indemnified Party's actual out-of-pocket Indemnifiable Cost, net of any insurance or other recovery actually received by the Indemnified Party.

       9.5 SURVIVAL OF OBLIGATION. The duty to indemnify under this Article shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any Indemnifiable Cost arising out of an event or condition which occurred prior to such termination.

                                   ARTICLE 10
                                  FORCE MAJEURE

       10.1 FORCE MAJEURE. A delay in or failure of performance hereunder by either party shall be excused to the extent caused by Force Majeure, with the exception of payment obligations. For purposes hereof, "Force Majeure" shall mean the following events or circumstances, or a combination of such events or circumstances, which are beyond the reasonable control of a party claiming Force Majeure and that materially and adversely affects the performance by such affected party of its obligations under or pursuant to this Agreement, provided that such material and adverse effect could not have been prevented, bypassed, overcome, or remedied by the affected party through the exercise of due diligence and reasonable care or its compliance with Industry Standards, good industry practice and with the obligations assumed herein: drought, flood, earthquake, volcanic eruption, fire, landslide, cyclone, typhoon, or tornado, or other acts of God or declared acts of war, or any actual or constructive expropriation of any part of the DF Network by any Government Authority. The foregoing provisions allowing a party to claim excuse due to Force Majeure shall not relieve such party from using its best efforts to overcome or remove such Force Majeure. A party claiming such failure or delay shall give prompt notice thereof to the other party, together with a description of such efforts to overcome the Force Majeure.

                                   ARTICLE 11
                                  MISCELLANEOUS

       11.1 COUNTERPARTS. This Agreement may be executed in several counterparts with the same effect as if all parties thereto had signed the same document, provided that the several counterparts, in the aggregate, shall have been signed by all of the parties. All such counterparts of this Agreement shall be construed together and shall constitute one agreement binding upon all the parties hereto.

       11.2 NOTICES. All notices under this Agreement shall be in writing and shall be given to the parties entitled thereto at their respective addresses as herein set forth:

              If to Maxcom:

              Magdalena 211

              Colonia Del Valle
              Mexico, D.F. 03100
              Mexico
              Attn: Chief Operating Officer
              Phone: 5 147 1200
              Fax: 5 147 8655
              with copy to:
              Legal Department
              Phone: 5 147 1114
              Fax: 5 147 8655

              If Metro Net:

              Michoacan 22-B
              Colonia Condesa
              Mexico, D.F. 06110
              Mexico
              Attn: Ing. Joao Carlos Tello Chapoy
              Phone: 525-264-4403
              Fax: 525-574-8122

       or at such other address as any of the parties may hereafter specify in the same manner. Unless delivered personally, such notices shall be given by recognized international courier. Notices shall be deemed to have been received, and shall be effective, upon receipt. Notices of changes of address by any party shall be made in writing within 10 (ten) days of the effective date of such change.

       11.3 AMENDMENT. No amendment or modification of this Agreement shall be effective unless (i) such amendment or modification is reduced to writing as signed by the parties; and (ii) amended or modified in accordance with Law.

       11.4 WAIVER OF TERMS AND CONDITIONS. Any waiver as to any of the terms or conditions of this Agreement in one instance shall not operate as a waiver of the same terms and conditions or prevent the enforcement of any of the terms and conditions hereof in any other instance.

       11.5 ASSIGNMENT. Except in the case of an assignment by the parties of their rights (but not the delegation of its liabilities or obligations) hereunder to an Affiliate, no party may assign its rights or delegate its obligations under this Agreement to any third party unless express consent thereto has been given by the other party. Notwithstanding any other provision hereof, no party may assign its interests hereunder during a Dispute. As specific performance by the original parties is of the essence of this Agreement, such consent may be given or declined in the sole discretion of the party not seeking to make the assignment.

       11.6 SUCCESSORS AND ASSIGNS. All the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

       11.7 APPLICABLE LAW. This Agreement is executed in accordance with and is intended to be construed under the Laws of Mexico.

       11.8 PROPRIETARY INFORMATION.

       11.8.1 Any Proprietary Information of a party (the "Disclosing Party") which is disclosed to or otherwise received or obtained by the other party (the "Receiving Party") incident to this Agreement is disclosed, and shall be held, in confidence, and the Receiving Party shall not publish or otherwise disclose any Proprietary Information (as hereinafter defined) to any Person for any reason or purpose whatsoever, or use any Proprietary Information for its own purposes or for the benefit of any Person, without the prior written approval of the Disclosing Party, which approval may be granted or withheld by the Disclosing Party in its sole discretion. Each party's obligation to maintain Proprietary Information in confidence shall be deemed performed if such party observes, with respect thereto, the same safeguards and precautions which such party observes with respect to its own proprietary information of the same or similar kind.

       11.8.2 The term "Proprietary Information" means all information, written or oral, which has been or is disclosed by the Disclosing Party, or by any Person in a confidential relationship with the Disclosing Party, or which otherwise becomes known to the Receiving Party, or to any Person in a confidential relationship with the Receiving Party, and which (x) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, budgets, cost estimates, pro forma calculations, engineering work product, environmental compliance, vendor lists, suppliers, manufacturing processes, energy consumption, pricing information, private processes, and other similar information, as they may exist form time to time, or (y) the Disclosing Party expressly designates in writing to be confidential. However, Proprietary Information shall exclude information falling into any of the following categories:

              a) information that, at the time of disclosure hereunder, is in the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any Law;

              b) information that, after disclosure hereunder, enters the public domain, other than information that entered the public domain by breach of this or any other agreement, or in violation of any Law;

              c) information, other than that obtained from third parties, that prior to disclosure hereunder, was already in the recipient's possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

              d) information obtained by the recipient from a third party having an independent right to disclose the information; or

              e) information that is available through independent research without use of or access to the Proprietary Information.

       11.8.3 Each party agrees that it will make available Proprietary Information received from another party to its Affiliates, consultants, legal advisors and Associates only on a need-to-know basis, and that all Persons to whom such Proprietary Information is made available will be made aware of the confidential nature of such Proprietary Information, and will be required to agree to hold such Proprietary Information in confidence under terms substantially identical to the terms hereof.

       11.8.4 Nothing herein shall limit the right of the Receiving Party to provide any Proprietary Information to any Government Authority having jurisdiction over or asserting a right to obtain such information, provided that
(i) such Government Authority requires or orders that such Proprietary Information be provided, and (ii) the Receiving Party promptly advises the Disclosing Party of any request for such information by such Government Authority and cooperates in giving the Disclosing Party an opportunity to present objections, requests for limitation, and or requests for confidentiality or other restrictions on disclosure or access, to such Government Authority.

       11.8.5 In the event of a breach or threatened breach of the provisions of
Section 11.8.1 above by any Receiving Party, the Disclosing Party shall be entitled to an injunction restraining such party from such breach. Nothing contained herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available for such breach or threatened breach of this Agreement.

       11.8.6 The obligation to retain information in confidence shall continue in full force and effect during the term of this Agreement and for a period of 10 (ten) years thereafter, notwithstanding the expiration or termination of this Agreement, with respect to any information obtained by any party prior to such termination.

       11.9 SEVERABILITY. If any provision of this Agreement shall be determined to be unenforceable, void or otherwise contrary to Law, such condition shall in no manner operate to render any other provision of this Agreement unenforceable, void or contrary to Law and this Agreement shall continue in force in accordance with the remaining terms and provisions hereof, unless such condition invalidates the purpose or intent of this Agreement. In the event that any of the provisions, or portions or applications thereof, of this Agreement are held unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is unenforceable, void, or contrary to Law with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be unenforceable, void, or contrary to Law.

       11.10 EXPENSES; TAXES. Each of the parties hereto shall pay all of its own Taxes and bear its own costs and expenses incurred in connection with their performance under this Agreement.

       11.11 INTEGRATION. There are no understandings between the parties as to the subject matter of this Agreement other than as set forth herein, and this Agreement, together with the Capacity Sale Agreement, the Inter Owner Agreement and the Master Services Agreement (as amended) represent the entire understanding between the parties in relation to the subject matter hereof. This Agreement supersedes any and all previous agreements, including any arrangements or discussions between the parties (whether written or oral) in respect of the subject matter hereof, all of which are hereby abrogated and withdrawn.

       11.12 SURVIVAL. The applicable provisions of this Agreement shall continue in effect after the expiration of the term of this Agreement, to the extent necessary to provide for final billing and adjustment, and to make other appropriate settlements hereunder.

       11.13 PRESS RELEASES and Publicity. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party.

       11.14 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

       11.15 RELATIONSHIP OF THE PARTIES. Neither party nor its Affiliates and Associates shall be deemed, by virtue of such party's execution of this Agreement to be an affiliate, Associate, contractor, vendor, representative, joint venturer, member or partner of the other party or its Affiliates and Associates, and a party may not hold itself out as such.

       11.16 LANGUAGE. The language of this Agreement and of all agreements between the parties shall be English unless otherwise agreed to by the parties in writing. To the extent permitted by Law, the English version of this Agreement and of all agreements between the parties shall prevail over the translation thereof into any other language.

       11.17 FURTHER ASSURANCES. Metro Net and Maxcom shall execute and deliver any and all additional instruments, papers, deeds, contratos, documents and other assurances, and shall do any and all acts and things as may be necessary or appropriate to consummate the transactions contemplated by this Agreement and to carry out the intention of the parties.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

              MAXCOM TELECOMUNICACIONES, S.A. DE C.V.


              By:
                 -------------------------
              Name: Ing. Gian Carlo Pecchioni
              Title: Chief Executive Officer

              METRO NET, S.A. DE C.V.


              By:
                 -------------------------
              Name: Ing. Joao Carlos Tello Chapoy
              Title: Chief Executive Officer

                                                                       EXHIBIT B


        ACCEPTANCE PROTOCOL FOR FIBER OPTICS OUTSIDE PLANT SPECIFICATIONS



This exhibit summarizes the criteria that Maxcom shall apply upon the acquisition of any Acquired Capacity under the Capacity Sale Agreement.



AERIAL CONSTRUCTION


1. The distance between the poles should not exceed 50 meters, unless required due to the presence of obstacles or restrictions imposed by permits.

2. The poles should not be curved more than provided for in the manufacturer's specifications.

3. The wood poles should not have cracks with a separation larger than 3mm, with a length larger than 1.5 m and a depth larger than 1/4 diameter of the section.

4. The minimum height of the cables above the poles should be according to the following situation:

------------------------------------------------------- -----------------------------------------------------
                      SITUATION                                         MINIMUM FREE HEIGHT
------------------------------------------------------- -----------------------------------------------------

------------------------------------------------------- -----------------------------------------------------
                                                        6.0 METERS +/- 5 %
STREET CROSSING
------------------------------------------------------- -----------------------------------------------------
                   ALONG THE STREET                     5.0 METERS +/- 5 %
------------------------------------------------------- -----------------------------------------------------
FFCC CROSSING                                           9.0 METERS +/- 5 %
------------------------------------------------------- -----------------------------------------------------
                   HIGHWAY CROSSING                     9.0 METERS +/- 5 %
------------------------------------------------------- -----------------------------------------------------


5.   The placement of the poles, should be accord of the following:

-------------------------------------------------------------------------------------------------------------
          LENGHT                  NORMAL TERRAIN          HARD TERRAIN OR ROCK     DIAMETER OF THE POLE IN
          ------                                                                           THE BASE
-------------------------------------------------------------------------------------------------------------
            25'                       1.20 m                     1.15 m                   18 A 22 cm
-------------------------------------------------------------------------------------------------------------
            30'                       1.30 m                     1.20 m                   20 A 25 cm
-------------------------------------------------------------------------------------------------------------
            35'                       1.40 m                     1.25 m                   24 A 29 cm
                                                                                          ----------
-------------------------------------------------------------------------------------------------------------
            40'                       1.50 m                     1.35 m                   25 A 29 cm
                                                                                          ----------
-------------------------------------------------------------------------------------------------------------
            45'                       1.60 m                     1.45 m                   26 A 32 cm
                                                                                          ----------
-------------------------------------------------------------------------------------------------------------

6.   Place tension hardware when direction changes.

7. In straight sections, tension hardware will generally be installed on a basis of one per three suspension hardware, it being understood that the tension hardware may be placed as infrequently as one per five suspension hardware,

8. Terrain and permits allowing, tension hardware will be placed between pole and pole when exceeding the regular distance.

9. Place tension hardware when the cable goes down a connection or to a splicing box.

10. When the cable descends a pole, must be protected with a galvanized pipe of 2", 3" or 4" diameter, and 3 meters in length.

11. Place neoprene protectors in the sections where the cable has possible grazing with tree branches, existing cables, advertisements or obstacles that can harm it.


UNDERGROUND CONSTRUCTION

12.  The location of the manholes should be as follows:

-    Avoid risks to the construction or maintenance personnel.

-    Provide security to the workers in regards to the car traffic.

-    Do not affect entrances and avoid the obstruction of load and unload areas.

-    Optimize the lengths of the cables to be installed.

-    Facilitate the immersion operations of the cables.

-    Allow the performance of construction splices or maintenance.

13. In the splice and derivation manholes leave 20 meters of cable end in order to plot the cable and install the splicing box.

14. In the splice and derivation manholes the splicing box will be fasten to the hole walls and to the slacks as well

15. It should be respected the minimum radio of curvature of 20 times the external diameter of the cable to avoid Fiber damage.

16. Permits and terrain allowing, the manholes will be placed to a regular distances of 300 meters, fluctuating a maximum distance of 500 meters and a minimum of150 meters.

17.  When the route changes direction of 90 degrees build a manhole.

18.  The ducts should fulfill the following rules:

-    Wall thickness according to the astm d3485-nematc7 rule
-    Schedule according to the astm d2447-nematc2 rule

19. The PVC tube used will be totally dielectric, in order to avoid electrolytic corrosion effects.

20. The attenuation losses of the Fiber Optic cable installed along the network should not exceed the following:

-    For the 1310 nm window the attenuation is 0.4 dB/km.
-    For the 1550 nm window the attenuation is 0.3 dB/km.

21. According to the above-mentioned, the parameters will rule the results of the measurements to be carried out on the field.

22. In regards to the splices carried out along the network, the mean attenuation of such splices should not be larger than 0.05 dB.

                                                                       EXHIBIT C



AGREEMENT AMONG OWNERS OF CAPACITY ON METRONET'S METROPOLITAN NETWORK ("AGREEMENT"), DATED APRIL 28, 2000, AMONG METRO NET, S.A. DE C.V. ("METRO NET") AS OPERATOR OF ITS FIBER OPTIC NETWORK AS PRESENTLY OR SUBSEQUENTLY CONSTITUTED, AND CONVERGENCE COMMUNICATIONS, INC. AND MAXCOM TELECOMUNICACIONES, S.A. DE C.V. AS OWNERS OF CAPACITY ON THE NETWORK ("PRESENT OWNERS"), PURSUANT TO THE FOLLOWING FACTS AND CIRCUMSTANCES:


       A. Metro Net has developed, owns and operates a fiber optic network in Mexico City ("DF Network"), pursuant to that certain concession granted by the Mexican Ministry of Communications and Transportation, dated July 5, 1997.

       B. Metro Net has entered into certain capacity sale agreements with each of the Present Owners pursuant to which the Present Owners have acquired fiber optic capacity in the DF Network.

       C. Metro Net has entered into certain maintenance agreements with each of the Present Owners pursuant to which the Metro Net maintains the fiber optic capacity acquired by the Present Owners in the DF Network.

       D. Metro Net and the Present Owners wish to establish an arrangement for the exercise by the Present Owners, and owners of capacity on the DF Network that may subsequently become parties to the Agreement (together with the Present Owners here referred to as "Owners"), of rights to cause the DF Network to be maintained and operated in the event of default by Metro Net of any of its separate obligations to the Owners under the capacity sale agreements or the maintenance agreements (either an "Event of Default").


              NOW THEREFORE, in consideration of the mutual obligations, herein contained, the parties agree as follows:


              FIRST. SEPARATE AGREEMENTS. Each Owner may negotiate and maintain in force its separate agreement or agreements with Metro Net for the acquisition of capacity and for the maintenance of its fiber optic capacity in the DF Network according to the standards and terms and conditions as are mutually agreeable to the Owner and Metro Net (each a "Separate Agreement"); in the understanding, however, that no such agreement may provide for an Owner to have any right to take control or operate the DF Network, including, without limitation, on the happening of an Event of Default. The parties' intention under this Agreement is that at all times while any Owner is an Owner of capacity in the DF Network, the DF Network shall either be operated by Metro Net or pursuant to this Agreement.

              To the extent that any Separate Agreement presently in effect grants to a Present Owner any right to control or operate the DF Network, the Present Owner and Metro Net will amend the agreement to delete the provision providing such right.

              Metro Net commits not to enter into any agreement that grants to any Owner of capacity, whether a party to this Agreement or not, any right to control or operate the DF Network, or to amend any agreement to provide such right.

              SECOND. EVENTS OF DEFAULT. On the happening of an Event of Default under any Separate Agreement, the Owner observing the default will notify each other Owner and Metro Net of the happening of the default. Such notice will be given as promptly as practicable, but in any event prior to the Owner's exercise of its any right that triggers the termination of Metro Net's rights and obligations under the Separate Agreement related to the maintenance and operation the DF Network.

                     Upon the exercise by any Owner of such right , the Owner exercising such right will be deemed to be authorized by the other Owners, and by Metro Net, to cause an interim independent operator to undertake the maintenance and operation of the DF Network, for the benefit of all the Owners ("Interim Operator"). The Interim Operator shall be selected among the list of possible operators attached hereto as Annex "A". The list of possible operators in Annex "A" may be amended to remove or add any operators as required from time to time by agreement of the Owners; in the understanding, however, that each possible operator listed in Annex "A" must meet, at the time of its inclusion, the most stringent standards as are specified in any Separate Agreement then in effect, and provided further that Telefonos de Mexico, S.A. de C.V. (or any affiliate) may not be selected as an Interim Operator.

              The selection of the Interim Operator may be changed from time to time by agreement of the Owners. The maintenance and operation of the DF Network by the Interim Operator shall meet the most stringent standards as are specified in any Separate Agreement then in effect. Until the Interim Operator agrees to undertake such maintenance and operation according to such standards, Metro Net shall continue to manage and operate the DF Network.

              THIRD. PERMANENT OPERATION. Within 15 (fifteen) business days following the installation of the Interim Operator, the Owners shall meet to discuss the selection of an entity to maintain and operate the DF Network (the "Permanent Operator"), which entity may itself be the Interim Operator, another operator listed in Annex "A" or an Owner, in the understanding that Telefonos de Mexico, S.A. de C.V. (or any affiliate) may not be selected as a Permanent Operator. The selection process of the Permanent Operator shall be carried out within a period of 45 (forty five) business days following the installation of the Interim Operator. The appointment and removal of the Permanent Operator may be changed from time to time by agreement of the Owners.

              Among themselves, the Owners shall, select one of them to negotiate with the Permanent Operator the terms and conditions of a maintenance agreement, which shall provide that the Permanent Operator shall meet the most stringent standards as are specified in any Separate Agreement so long as the same is in effect. When such agreement has been negotiated and confirmed by all the Owners as meeting the requirements set out in this Agreement, the function of the Interim Operator shall cease and the agreement with the Permanent Operator will be in effect. In other respects, the terms and conditions of the agreement with the Permanent Operator will be commercially reasonable.

              The majority vote of all the Owners shall be required to adopt any decision under this Inter Owner Agreement. Each Owner shall have one vote for each fiber-kilometer of fiber optic in the DF Network that it has a right to use.

              FOURTH. METRO NET'S PREFERENTIAL RIGHT. Metro Net and the Owners agree that if Metro Net is able to conclusively cure the Event of Default which triggered the entering into effect of this Inter Owner Agreement, then the Owners may vote to replace the Interim Operator or the Permanent Operator, as the case may be, and appoint Metro Net to resume the operation and maintenance of the DF Network. In any event and whenever possible to guarantee the optimal and efficient operation and maintenance of the DF Network, Metro Net shall have, under similar conditions, a preferential right over other possible operators to be appointed as Interim Operator or Permanent Operator, as the case may be.

              FIFTH. RELATIONSHIP AMONG OWNERS. The Owners agree to act at all times in good faith in the relationship and interaction among them and to adopt decisions in such manner to guarantee the optimal and efficient operation and maintenance of the DF Network for the benefit of all Owners.

              SIXTH. COST. The cost of the services of the Interim Operator and the Permanent Operator shall be allocated among all the Owners, pro rata based on the number of fiber-kilometer of fiber optic that each Owner has a right to use.

              SEVENTH. METRO NET REPRESENTATION AND WARRANTY. Metro Net hereby represents and warrants that as of the date of execution hereof that there are no Owners other than the Present Owners.

              EIGHTH. SUBSEQUENT OWNERS. Owners that enter into Separate Agreements from time to time after the effective date of this Agreement will be admitted as parties to this Agreement by executing an adherence letter to the terms and conditions of this Agreement. Subsequent Owners will become parties to this Agreement in the terms then in effect and no additional rights may be granted to such subsequent Owner unless all Owners then parties to this Agreement agree and such right is available to all Owners. Metro Net shall give each Owner a 15 (fifteen) day prior notice of any subsequent Owner's adherence to this Agreement specifying the number of fiber-kilometer of fiber optic such subsequent Owner has acquired.

              NINTH. DISPUTES. The parties shall attempt in good faith to resolve or curb any matter or dispute or difference of whatever nature howsoever arising under, out of, or in connection with this Agreement (a "Dispute") by mutual agreement before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination). Where any Dispute is not resolved through negotiation, then the Dispute shall be resolved by an arbitration tribunal (the "Tribunal") in the terms provided herein.

              The arbitration shall be conducted in accordance with the arbitration rules of the Rules of Arbitration of the Arbitration Center of Mexico ("CAM") as in force at the time such arbitration is commenced (the "CAM Arbitration Rules"). The Laws of Mexico with respect to arbitration procedures shall not apply to the arbitration or to the arbitration award, except to the extent the award is required to be enforced in Mexico.

              The place of arbitration shall be Mexico City, Mexico, or any other place mutually agreed to by the parties to the Dispute and the arbitration proceedings shall be conducted in the English language. The award rendered shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the Tribunal's decision and shall apportion the costs of the arbitration.

              The award rendered in any arbitration commenced hereunder shall be final and binding, and the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. In addition, the parties agree that no party shall have any right to commence or maintain any legal action or proceeding concerning a Dispute until the Dispute has been determined in accordance with the arbitration procedure provided for herein and then only to enforce or facilitate the execution of the award rendered in such arbitration. The parties hereto hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

              During the conduct of dispute resolution procedures pursuant to this Clause, (i) the parties shall continue to perform their respective obligation under this Agreement, and (ii) no party shall exercise any other remedies hereunder arising by virtue of the matters in dispute.

              TENTH. NOTICES. All notices under this Agreement shall be in writing and shall be given to the parties entitled thereto at their respective addresses as herein set forth:

              If Metro Net:

              Michoacan 22-B
              Colonia Condesa
              Mexico, D.F. 06110
              Attn: Ing. Joao Carlos Tello Chapoy

              Phone: 525-264-4403
              Fax: 525-574-8122

              If to Convergence Communications, Inc.:

              102 West 500 South
              Suite 320
              Salt Lake City, Utah 84101
              Attn: Troy D'Ambrosio
              Phone: 1-801-328-5618
              Fax: 1-801-532-6060

              If to Maxcom:

              Magdalena 211
              Colonia Del Valle
              Mexico, D.F. 03100
              Attn: Chief Operating Officer
              Phone: 5 147 1200
              Fax: 5 147 8655
              with copy to:
              Legal Department
              Phone: 5 147 1114
              Fax: 5 147 8655

              or at such other address as any of the parties may hereafter specify in the same manner. Unless delivered personally, such notices shall be given by recognized international courier. Notices shall be deemed to have been received, and shall be effective, upon receipt. Notices of changes of address by any party shall be made in writing within 10 (ten) days of the effective date of such change.

              AMENDMENT. No amendment or modification of this Agreement shall be effective unless (i) such amendment or modification is reduced to writing as signed by the parties; and (ii) amended or modified in accordance with Law.

              WAIVER OF TERMS AND CONDITIONS. Any waiver as to any of the terms or conditions of this Agreement in one instance shall not operate as a waiver of the same terms and conditions or prevent the enforcement of any of the terms and conditions hereof in any other instance.

              ASSIGNMENT. Except in the case of an assignment by the parties of their rights (but not the delegation of its liabilities or obligations) hereunder to an affiliate, no party may assign its rights or delegate its obligations under this Agreement to any third party unless express consent thereto has been given by all other parties to this Agreement. Notwithstanding any other provision hereof, no party may assign its interests hereunder during a Dispute. As specific performance by the original parties is of the essence of this

Agreement, such consent may be given or declined in the sole discretion of the party not seeking to make the assignment.

              SUCCESSORS AND ASSIGNS. All the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

              APPLICABLE LAW. This Agreement is executed in accordance with and is intended to be construed under the Laws of Mexico.

              SEVERABILITY. If any provision of this Agreement shall be determined to be unenforceable, void or otherwise contrary to law, such condition shall in no manner operate to render any other provision of this Agreement unenforceable, void or contrary to law and this Agreement shall continue in force in accordance with the remaining terms and provisions hereof, unless such condition invalidates the purpose or intent of this Agreement. In the event that any of the provisions, or portions or applications thereof, of this Agreement are held unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is unenforceable, void, or contrary to law with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be unenforceable, void, or contrary to law.

              EXPENSES; TAXES. Each of the parties hereto shall pay all of its own taxes and bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and with meeting the conditions required to be satisfied.

              INTEGRATION. There are no understandings between the parties as to the subject matter of this Agreement other than as set forth herein, and this Agreement represents the entire understanding between the parties in relation to the subject matter hereof. This Agreement supersedes any and all previous agreements, including any arrangements or discussions between the parties (whether written or oral) in respect of the subject matter hereof, all of which are hereby abrogated and withdrawn.

              PRESS RELEASES AND PUBLICITY. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

              NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

              RELATIONSHIP OF THE PARTIES. Neither party nor its affiliates and associates shall be deemed, by virtue of such party's execution of this Agreement to be an affiliate, associate, contractor, vendor, representative, joint venturer, member or partner of the other party or its affiliates and associates, and a party may not hold itself out as such.

              LANGUAGE. The language of this Agreement and of all agreements between the parties shall be English unless otherwise agreed to by the parties in writing. To the extent permitted by Law, the English version of this Agreement and of all agreements between the parties shall prevail over the translation thereof into any other language.

              IN WITNESS WHEREOF, the parties hereto have executed this Capacity Sale Agreement as of the day and year first above written.


              METRO NET, S.A. DE C.V.



              By:
                 -------------------------
              Name: Ing. Joao Carlos Tello Chapoy
              Title: Chief Executive Officer

              CONVERGENCE COMMUNICATIONS, INC.



              By:
                 -------------------------
              Name:
              Title:

              MAXCOM TELECOMUNICACIONES, S.A. DE C.V.



              By:
                 -------------------------
              Name: Ing. Gian Carlo Peccioni
              Title: Chief Executive Officer

                ANNEX A TO AGREEMENT AMONG OWNERS OF CAPACITY ON
                         METRONET'S METROPOLITAN NETWORK


       The following companies shall be considered as possible operators to undertake the maintenance and operation of the DF Network:

       -    Ericsson

       -    Nortel Networks

       -    Alcatel

       -    Lucent Technologies

       -    NK Cables, Limited

                                                                       EXHIBIT D

April 28, 2000



Alejandro Martinez Alvarez
Maxcom Telecomunicaciones S.A. de C.V.
Magdalena 211
Colonia del Valle
Mexico D.F. 03100


Dear Mr. Martinez:

In accordance with the terms of the Capacity Sale Agreement (Metropolitan Network Capacity Sale Agreement) executed by and between Metro Net, S.A de C.V. ("Metro Net") and Maxcom Telecomunicaciones S.A. de C.V. ("Maxcom") dated April 28, 2000 ("Capacity Sale Agreement"), it is necessary to modify some rights and obligations that Metro Net and Maxcom have under the Master Agreement for the Rendering of Telecommunication Services and Signaling Conduction executed by and between Metro Net and Maxcom on May 18, 1999 ("Master Services Agreement"). The new terms and conditions that shall rule the relationship between the parties under the Master Services Agreement are set below. Except for the amendments provided in this letter, the rest of the clauses of the Master Services Agreement shall remain in full force and effect in their terms. Capitalized terms and not otherwise defined herein shall have the meaning ascribed to them in the Master Services Agreement.

I. By virtue of the fiber optic capacity acquired by Maxcom under the Capacity Sale Agreement, Metro Net acknowledges that Maxcom has fulfill all its obligations under the Master Services Agreement of a CTCA of 650 (six hundred fifty) Circuits Years.

II. From the date of this letter, Maxcom will be entitled to receive the maximum level of discounts that Metro Net offers. Maxcom will be entitled to receive the maximum level of discounts that Metro Net will offer for a period of 5 (five) years following the First Closing, in the terms of the Capacity Sale Agreement.

III. Following the 5 (five) years period mentioned above, the parties agree that per each US$1,000,000.00 (One million dollars 00/100 United States Currency) (or fraction that exceeds more than half) of fiber optic capacity acquired by Maxcom from Metro Net under the Capacity Sale Agreement Maxcom will be entitled to add 200 Circuits Year to the amount of the capacity used by Maxcom at such time for the calculation of the discounts provided by Metro Net according to its tariffs book.

IV. In accordance with applicable laws and regulations, from this date and for a period of 5 (five) years counting from the First Closing in terms of the Capacity

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


       Sale Agreement, Maxcom agrees to use Metro Net as preferential supplier of optic fiber connections to final users in the metropolitan are of Mexico City. Metro Net must offer such connections with competitive prices. Maxcom shall not be obliged to use Metro Net to perform such connections if Maxcom determines reasonably, at its sole discretion, that the terms and conditions that Metro Net offers are not competitive or if the final user requests Maxcom to use some other company.

V. The parties foresee that the conversion of the Premises of the Final User in a POP under the Capacity Sale Agreement shall require the anticipated termination of outstanding Work Orders before their expiration date. In such cases, Maxcom will be entitled to early terminate any outstanding Work Order, without penalty or any responsibility, in the understanding that the term then current pending to pass for its termination, shall be added to other Work Orders that Maxcom determines at its sole discretion.

If you agree with the terms and conditions set forth in this letter, we request your signature and the delivery of such executed copy to our offices.

Sincerely,


Joao Carlos Tello Chapoy
Metro Net, S.A. de C.V.




Agreed and accepted as of April 28, 2000.



Alejandro Martinez Alvarez
Maxcom Telecomunicaciones S.A. de C.V.




                                        2